Exhibit 10.1

$90,750,000

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of August 1, 2005

among

CANTEL MEDICAL CORP.

as Borrower,

THE BANKS, FINANCIAL INSTITUTIONS AND
OTHER INSTITUTIONAL LENDERS NAMED HEREIN,

as Lenders,

BANK OF AMERICA, N.A.,

as Issuing Bank,
as Swing Line Bank
and
as Administrative Agent,

PNC Bank, National Association,

as Syndication Agent,

Wells Fargo Bank, National Association

as Documentation Agent,

and

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

i

EXHIBITS
Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Revolving Credit Promissory Note
Exhibit C	-	Form of Term A Promissory Note
Exhibit D	-	Form of Interim Term Promissory Note
Exhibit E	-	Form of Swing Line Promissory Note
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Intercompany Note
Exhibit H	-	Form of Certificate of Exemption

SCHEDULES
Schedule 1	-	Commitments
Schedule 4.2	-	Subsidiaries
Schedule 4.9	-	Disclosed Litigation
Schedule 4.11	-	Welfare Plans
Schedule 4.13	-	Environmental Assessment Reports
Schedule 4.14	-	Burdensome Documents
Schedule 4.16(b)	-	Open Tax Years
Schedule 4.16(c)	-	Audits
Schedule 4.16(d)	-	Tax Adjustments
Schedule 4.16(e)	-	Ownership Changes
Schedule 4.19	-	Existing Debt
Schedule 4.20	-	No Defaults
Schedule 4.21	-	Owned Real Estate
Schedule 4.22	-	Leased Real Estate
Schedule 4.23	-	Material Contracts
Schedule 4.24	-	Investments
Schedule 4.25	-	Intellectual Property
Schedule 6.1(c)	-	Liens
Schedule 6.6(a)	-	Investments in Subsidiaries
Schedule 6.6(f)	-	Existing Investments
Schedule 6.18	-	Existing Issuances, Etc. of Stock
Schedule 6.19	-	Guaranteed Obligations
Schedule 11.2	-	Certain Notice Information

v

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 1, 2005 (this “Agreement”) by and among CANTEL MEDICAL CORP., a Delaware corporation (the “Borrower”), the Lenders (as hereinafter defined), BANK OF AMERICA, N.A., as Issuing Bank (the “Issuing Bank”), BANK OF AMERICA, N.A., as the Swing Line Bank (the “Swing Line Bank”), and BANK OF AMERICA, N.A., as Administrative Agent (together with any successor appointed pursuant to Article X, the “Administrative Agent”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENT:

(1)           Pursuant to five Stock Purchase Agreements, each dated as of August 1, 2005, (the “Purchase Agreements”), by and among Borrower, Crosstex International, Inc., a New York corporation (“Crosstex”) and the shareholders of Crosstex party thereto (the “Sellers”), Crosstex and the Sellers have agreed to sell and the Borrower has agreed to purchase all of the outstanding capital stock of Crosstex (such transaction being hereinafter called the “Crosstex Acquisition”).

(2)           The Borrower is party to a Credit Agreement dated as of September 7, 2001 (as amended, supplemented or otherwise modified from time to time until (but not including) the date of this Agreement, the “Existing Credit Agreement”) with the Lenders and Bank of America, N.A. (formerly Fleet National Bank), as administrative agent for the Lenders.

(3)           The parties to this Agreement desire to amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows.  This Agreement is not a novation of the Existing Credit Agreement.

(4)           The Borrower has requested that the Lender Parties (as hereinafter defined) make loans to the Borrower and issue letters of credit having an aggregate principal and face amount at any one time outstanding of up to Ninety Million Seven Hundred Fifty Thousand Dollars ($90,750,000), to be used by the Borrower solely (a) to finance, in part, the Crosstex Acquisition and to pay fees and expenses incurred in connection with the Crosstex Acquisition, (b) to repay existing indebtedness, if any, and (c) to finance working capital and capital expenditures of the Borrower, and the Lender Parties have agreed to make such loans and issue such letters of credit all on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1            Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Collateral Documents” has the meaning specified in Section 5.13(e).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at its Domestic Lending Office.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Term A Advance, a Revolving Credit Advance, an Interim Term Advance, a Swing Line Advance, or a Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 50% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Prime Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means at any time and from time to time a percentage per annum determined pursuant to the last paragraph of this definition by reference to the ratio of Consolidated Debt to EBITDA at such time, as set forth below:

Applicable Margin for Advances

Ratio of Consolidated Debt to EBITDA	Eurodollar Rate Advances	Prime Rate Advances
Greater than 2.0 to 1.0	2.00%	0.75%

Greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0	1.50%	0.25%

Greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.0	1.25%	0.00%

Equal to or less than 1.0 to 1.0	1.00%	0.00%

Notwithstanding the above rates, prior to the date that the Borrower has delivered the financial information required by Section 7.2 for the fiscal quarter ending October 31, 2005, the Applicable Margin for a Revolving Credit Advance, a Term A Advance or an Interim Term Advance shall be 2.00% for a Eurodollar Rate Advance and 0.75% for a Prime Rate Advance.

The Applicable Margin for each Prime Rate Advance and each Eurodollar Rate Advance shall be determined by reference to the ratio of Consolidated Debt to EBITDA which shall be determined three Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 7.2 or 7.3 and a certificate of the president or vice president of the Borrower demonstrating the ratio of Consolidated Debt to EBITDA.  If the Borrower has  not submitted to the Administrative Agent the information described above as and when required under Section 7.2 or 7.3, as the case may be, the Applicable Margin shall be, irrespective of the actual ratio of Consolidated Debt to EBITDA, the highest rate set forth above for the applicable Type of Advance for so long as such information has not been received by the Administrative Agent.  The Applicable Margin shall be adjusted, if applicable, as of the first day of the month following the date of determination described in the two preceding sentences.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Asset Disposition” means the disposition (not involving an Extraordinary Receipt) of any or all of the fixed assets of the Borrower or any of its Subsidiaries whether by sale, lease, transfer, or otherwise (including the sale of the equity or ownership interests of a Subsidiary); provided, however, that for purposes of Section 2.6(b), the term “Asset Disposition” (a) shall not include (i) any sale, lease, transfer or other disposition of Inventory in the ordinary course of business or (ii) any sale, lease, transfer or other disposition of obsolete Equipment in the ordinary course of business and (b) shall include the sale of Inventory and lease receivables of Carsen to Olympus America Inc. and Olympus Surgical & Industrial America, Inc. in connection with the Carsen Disposition.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, by the Borrower, in accordance with Section 11.7 and in substantially the form of Exhibit A hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum stated amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bank Hedge Agreement” means any interest rate Hedge Agreement that (i) is entered into by and between a Loan Party and any Hedge Bank in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party, or changes in the value of securities issued by such Loan Party, and not for purposes of speculation or taking a “market view;” and (ii) does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

“Bank of America” means Bank of America, N.A. and its successors.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower maintained by the Borrower with Bank of America at its Domestic Lending Office.

“Borrowing” means a Term A Borrowing, a Revolving Credit Borrowing, an Interim Term Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Boston, Massachusetts, Hackensack, New Jersey, New York, New York or in the state where the Administrative Agent’s office is located and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Canadian Credit Agreement” means that certain credit agreement dated September 7, 2001 between Carsen, as Borrower, and the Canadian Lender as amended from time to time.

“Canadian Dollars” means the lawful money of Canada.

“Canadian Lender” means National Bank of Canada.

“Capital Expenditures” means, for any Person for any period, the sum of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for Equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or Equipment on a Consolidated balance sheet of such Person; provided, that Capital Expenditures shall not include capital expenditures to the extent that such expenditures constitute a reinvestment of Net Cash Proceeds from any Asset Disposition permitted under this Agreement in similar fixed assets, which investment is made before or within ninety (90) days after receipt of such Net Cash Proceeds.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carsen” means Carsen Group Inc., a company organized under the laws of the Province of Ontario, Canada and a Wholly Owned Subsidiary of the Borrower.

“Carsen Disposition” means the termination of Carsen’s distribution agreements with Olympus America Inc. and Olympus Surgical & Industrial America, Inc. and (i) the sale, transfer, assignment or other disposition of assets of Carsen, whether or not in the ordinary course of business and (ii) the liquidation, winding down, cessation, or dissolution of Carsen or one or more of its business segments, in each case related to, arising out of or related to such termination.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries, free and clear of all Liens other than Liens created under the Collateral Documents: (a) readily marketable direct obligations of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States having a maturity of not greater than one year from the date of issuance thereof, (b) insured certificates of deposit of or time deposits having a maturity of not greater than one year from the date of issuance thereof with any commercial bank that is a Lender Party or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) and is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper having a maturity of not greater than 180 days from the date of issuance thereof in an aggregate amount of no more than $2,500,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s Ratings Group.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means a change of control of the Borrower that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the Closing Date,

promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall occur; provided that, without limitation, such a Change of Control shall be deemed to occur if: (i) any “Person” (as such term is used in §13(d) and §14(d) of the Exchange Act), except for any employee benefit plan of the Borrower or any Subsidiary or related corporation, or any entity holding voting securities of the Borrower for or pursuant to the terms of any such plan, shall become the beneficial owner, directly or indirectly, of securities of the Borrower representing 30% or more (or in the case of Charles M.  Diker, securities representing 35% or more) of the combined voting power of the Borrower’s then outstanding securities; (ii) there shall occur a contested proxy solicitation of the Borrower’s shareholders that results in the contesting party obtaining the ability to vote securities representing 30% (or in the case of Charles M. Diker, securities representing 35% or more) or more of the combined voting power of the Borrower’s then outstanding securities; (iii) there shall occur: (A) a sale, exchange, transfer or other disposition of all or substantially all of the assets of the Borrower to another entity, except to an entity controlled directly or indirectly by the Borrower, (B) a merger or consolidation in which the Borrower is a constituent unless the surviving entity is controlled after the merger directly or indirectly by the same Persons that controlled the Borrower immediately prior to such merger or consolidation or (C) the adoption of a plan of liquidation or dissolution of the Borrower other than pursuant to bankruptcy or insolvency laws; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower shall cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Borrower’s shareholders, of each new director shall be approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of the period.  For purposes of this definition “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, by family relationship or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Closing Date” means August 1, 2005.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, the Note Assignment Agreement and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, including the Additional Collateral Documents delivered pursuant to Section 5.13.

“Commitment” means a Term A Commitment, a Revolving Credit Commitment, an Interim Term Commitment or a Letter of Credit Commitment.

“Consolidated” refers to the consolidation of accounts, in accordance with GAAP, of any Person and all of its Subsidiaries, and if not specified, the Borrower and all of its Subsidiaries.

“Consolidated Debt to EBITDA” means, as of any determination date, a ratio, all on a Consolidated basis, of (a) Debt of the Borrower and its Subsidiaries as of such date to (b) EBITDA for the most recently completed four fiscal quarters of the Borrower and its Subsidiaries.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.9 or 2.10.

“Crosstex” has the meaning specified in the Preliminary Statements.

“Crosstex Acquisition” has the meaning specified in the Preliminary Statements.

“Crosstex Acquisition Documents” means the Purchase Agreements, and all other agreements, instruments, certificates and all other documents, and all schedules and exhibits related to each such agreement.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person means (a) Debt of such Person, except Funded Debt, that by its terms is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), (b) all amounts of Funded Debt of such Person required to be paid or prepaid within one year after such date and (c) all other items (including taxes accrued as estimated but excluding Funded Debt) that in accordance with GAAP would be classified as current liabilities of such Person.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, excluding, however, trade indebtedness, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Operating Leases or Capitalized Leases, however, all obligations in connection with Operating Leases shall be excluded from this definition of Debt for purposes of calculating the financial covenants in Article VIII, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, (h) all obligations of such Person in respect of Hedge Agreements, net of any buying or selling expenses incurred thereunder, however, all obligations in connection with such Hedge Agreements shall be excluded from this definition of Debt for purposes of calculating the financial covenants in Article VIII, (i) all Debt of others referred to in clauses (a) through (h) above or clause (j) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (j) all Debt referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by the Borrower or its Subsidiaries, even though the Borrower or its Subsidiaries has not assumed or become liable for the payment of such Debt.

“Debt Issuance” means any issuance or sale or other incurrence by the Borrower or any of its Subsidiaries of any Debt; provided, however, that for purposes of determination of Net Cash Proceeds under Section 2.6(b)(ii), the term “Debt Issuance” shall not include the incurrence of Debt permitted under Section 6.2.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.1 or 2.2 at or prior to such time which has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.2(e) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.1 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.2(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.3(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.2(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent or the Issuing Bank pursuant to Section 11.4(c) to reimburse the Administrative Agent or the Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 9.6.

“Default Rate” has the meaning specified in Section 2.7(b).

“Disclosed Litigation” has the meaning specified in Section 4.9.

“Disposal” means the discharge, deposit, injection, dumping, spilling, leaking or placing of any solid waste or hazardous waste, as those terms are defined by any federal, state, local or foreign law, into or on any land or water so that such solid waste or hazardous waste or any constituents thereof may enter the environment or be emitted into the air or discharged into any waters, including ground waters.

“Dollars” unless otherwise specified, means dollars constituting legal tender for the payment of public and private debts in the United States.

“Domestic Lending Office” means, as to any Lender Party, the office or offices of such Lender Party described as such in such Lender Party’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any State thereof.

“EBITDA” means, for any period, the sum, for the Borrower and its Subsidiaries determined on a Consolidated basis, of (i) net income (or net loss), (ii) Interest Expense, (iii) income tax expense, (iv) depreciation expense, (v) extraordinary and nonrecurring losses and (vi) amortization expense, minus extraordinary and nonrecurring gains (in each case determined in accordance with GAAP).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (and in the case of an assignment of a Revolving Credit Commitment, the Issuing Bank and the Swing Line Bank), and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to public health and safety or the environment, including, without limitation, (a) by any governmental or regulatory authority or third party for enforcement, cleanup, Removal, Response, Remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any international or transnational law, federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, threatened release, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning specified in Annex A to the Security Agreement.

“Equity Compensation Plan” means a Stock Option Plan, stock purchase plan or any other equity compensation plan currently maintained by a Loan Party or which may be adopted after the Closing Date.

“Equity Issuance” means any sale or issuance by the Borrower or any of its Subsidiaries of any capital stock or other ownership or profit interest, any securities convertible or exchangeable for capital stock or other ownership or profit interest or any warrants, rights or options to acquire capital stock or other ownership or profit interest; provided, however, that for purposes of determination of Net Cash Proceeds under Section 2.6(b)(iii), the term “Equity Issuance” shall not include any issuance or sale of (a) capital stock of the Borrower issued on or before the Closing Date in connection with the Crosstex Acquisition; (b) capital stock of the Borrower issued in connection with a Permitted Acquisition, (c) common stock issued to any director required by applicable law in connection with such Person acting in such capacity; (d) common stock or options of the Borrower to directors, officers and employees of the

Borrower or its Subsidiaries pursuant to an Equity Compensation Plan or as permitted hereunder or the exercise of options issued pursuant thereto and (e) a common stock issuances with a value of no more than $10,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan under ERISA Section 4041(c), pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurodollar Base Rate” means, for any Interest Period with respect to a Eurodollar Rate Advance comprising part of the same Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advances being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Lending Office” means, as to any Lender Party, the office or offices of such Lender Party described as such in such Lender Party’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Advance comprising part of the same Borrowing, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Advance for such Interest Period by (b) one minus the Eurodollar Rate Reserve Percentage for such Eurodollar Rate Advance for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.7(a)(ii).

“Eurodollar Rate Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

“Events of Default” has the meaning specified in Article IX.

“Excess Cash Flow” means for any period the sum of (a) EBITDA of the Borrower and its Subsidiaries for such period plus (b) the aggregate amount of all non-cash charges deducted from Consolidated net income for such period, but not added back in arriving at EBITDA plus (c) if there was a net increase in Consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net increase other than arising out of Debt permitted pursuant to Section 6.2 plus (d) if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents and other than as reflected in clause (n) or (o) hereof) of the Borrower and its Subsidiaries during such period the amount of such net decrease less (e) the aggregate amount of mandatory and optional prepayments (other than optional prepayments of the Swing Line Advances, Letter of Credit Advances or Revolving Credit Advances made pursuant to clause (i) of the second sentence of Section 2.6(a), unless accompanied by a corresponding permanent reduction of the Revolving Credit Facility) or repayments of principal made by the Borrower and its Subsidiaries on any Funded Debt of the Borrower and its Subsidiaries during such period less (f) the non-financed portion of Capital Expenditures of the Borrower and its Subsidiaries during such period less (g) the aggregate amount of all federal, state, local and foreign taxes paid by the Borrower and its Subsidiaries during such period (or within ninety (90) days of the calculation date) less (h) the aggregate amount of interest paid on any Debt of the Borrower and its Subsidiaries during such period less (i) the aggregate amount of all non-cash credits included in arriving at such EBITDA less (j) if there was a net decrease in Consolidated Current Liabilities of the Borrower and its Subsidiaries during such period, the amount of such net decrease less (k) if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents and other than as reflected in clause (n) or (o) hereof) of the Borrower and its Subsidiaries during such period the amount of such increase less (l) cash dividends paid by the Borrower to the holders of its common stock during such period to the extent that the Borrower is expressly permitted to pay such dividends under this Agreement less (m) the non-financed cash portion of the purchase price of Permitted Acquisitions during such period less (n) the cash payments of approximately $6 million to be made by Olympus America Inc. and/or Olympus Surgical & Industrial America, Inc. to Carsen pursuant to an agreement executed on July 25, 2005 less (o) to the extent included in Consolidated net income for such period, the Net Cash Proceeds received by the Borrower and its Subsidiaries from the sale of Inventory and lease receivables of Carsen to Olympus America Inc. and Olympus Surgical & Industrial America, Inc. in connection with the Carsen Disposition.

“Existing Credit Agreement” has the meaning specified in the Preliminary Statements.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business income insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof) and indemnity payments; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (and payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments (a) in respect of loss or damage to Equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the Equipment, fixed assets or real property in respect of which such proceeds, awards or payments were received in accordance with the terms of the Loan Documents, so long as (i) such application is made within one hundred eighty (180) days after such Person’s receipt of such proceeds, awards or payments and (ii) such proceeds, awards or payments are received by such Person within eighteen (18) months after the occurrence of such damage or loss; or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.  “Extraordinary Receipts” shall not be deemed to include any Debt Issuance, Equity Issuance, Asset Disposition or the Carsen Disposition.

“Facility” means the Term A Facility, the Revolving Credit Facility, the Interim Term Facility, the Letter of Credit Facility or the Swing Line Facility.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated June 30, 2005 among the Borrower, the Administrative Agent and the Arranger.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on July 31 in any calendar year.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to the Borrower, the Advances, and with respect to the Borrower and the other Loan Parties and any other Person, all other Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including the current portion of all such Debt.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Guaranteed Obligations” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, rent or any other payment or obligation of the lessee under a lease of real or personal property, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Obligation is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantors” means (a) each Domestic Subsidiary of the Borrower and (b) each Person which shall have executed and delivered or become a party to a Guaranty hereunder.

“Guaranty” means the Subsidiary Guaranty.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Hedge Bank” means any Lender Party (or an Affiliate thereof) in its capacity as a party to a Bank Hedge Agreement.

“Indemnitee” has the meaning specified in Section 11.4(b).

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing or the initial issuance of a Letter of Credit.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property Security Agreement” means the amended and restated intellectual property security agreement dated as of the Closing Date executed in favor of the Administrative Agent by the Loan Parties.

“Intercompany Note” has the meaning specified in Section 3.1(a)(ii)(E).

“Interest Expense” means, with respect to any Person for any period, interest expense on all Debt of such Person for such period, whether paid or accrued, net of interest income actually received in cash within one year of incurrence for such period, determined on a Consolidated basis for such Person and its Subsidiaries and in accordance with GAAP, and including, without limitation, (a) in the case of the Borrower, interest expense in respect of Debt resulting from Advances, (b) the interest component of all obligations under Capitalized Leases, (c) commissions, discounts and other fees and charges payable in connection with letters of credit (including, without limitation, Letters of Credit), (d) the net payment, if any, payable in connection with Hedge Agreements less the net credit, if any, received in connection with Hedge Agreements and (e) all fees paid by the Borrower pursuant to Section 2.8(a) excluding, however, all amortized costs attributable to fees and closing costs paid by the Borrower to the Lenders in connection herewith.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Prime Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months (or, subject to availability, nine or twelve months), as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           The Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Prime Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b)           Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c)           Whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of September 7, 2001 among the Administrative Agent and the Canadian Lender.

“Interim Term Advance” has the meaning specified in Section 2.1(e).

“Interim Term Borrowing” means a borrowing consisting of simultaneous Interim Term Advances of the same Type made by the Interim Term Lenders.

“Interim Term Commitment” means, with respect to any Interim Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule 1 hereto under the caption “Interim Term Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.7(c) as such Lender’s “Interim Term Commitment.”

“Interim Term Facility” means, at any time, the aggregate amount of the Interim Term Lenders’ Interim Term Commitments at such time.  The initial amount of the Interim Term Facility in effect on the Closing Date is FIFTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS  ($15,750,000).

“Interim Term Lender” means any Lender that has an Interim Term Commitment.

“Interim Term Note” means a promissory note of the Borrower payable to the order of any Interim Term Lender, in substantially the form of Exhibit D hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Interim Term Advance made by such Lender.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Inventory” has the meaning specified in Annex A to the Security Agreement.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“IRS” means the Internal Revenue Service, and any governmental authority succeeding to any of its principal functions under the Internal Revenue Code.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor the Issuing Bank and relating to any such Letter of Credit.

“Issuing Bank” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“Japanese Yen” means the lawful money of Japan.

“L/C Cash Collateral Account” has the meaning specified in the Security Agreement.

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Letter of Credit” means any Letter of Credit issued hereunder (as specified in Section 2.3(a)).

“Letter of Credit Advance” means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.3(c).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Commitment” means, with respect to the Issuing Bank, an amount equal to the lesser of (a) the Revolving Credit Facility and (b) $10,000,000.

“Letter of Credit Facility” means, at any time, an amount equal to the amount of the Issuing Bank’s Letter of Credit Commitment at such time.

“Letter of Credit Fee” has the meaning specified in Section 2.8.

“Lien” means any lien, mortgage, pledge, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (a) this Agreement, (b) each Note, (c) each Guaranty, (d) the Collateral Documents, (e) each Issuer Document, (f) each Additional Collateral Document, and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Loan Parties” means the Borrower and each Guarantor.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change (excluding any such change resulting from the Carsen Disposition) in (a) the business, condition (financial or otherwise), results of operations or properties of the Borrower and its Subsidiaries (taken as a whole), (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party or (c) any material aspect of the Transaction.

“Material Adverse Effect” means a material adverse effect (excluding any such effect resulting from the Carsen Disposition) on (a) the condition (financial or otherwise), business, operations, properties and/or prospects of Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party or (c) upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract listed on Schedule 4.23, each contract which is a replacement or a substitute for any contract listed on such Schedule and each other contract to which such Person is a party which is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Mortgage” means each mortgage, deed of trust or other similar document executed and delivered by the appropriate Loan Party, in form and substance acceptable to the Administrative Agent and the Lenders in order (a) to provide that such Loan Party is the mortgagor or grantor, (b) to comply with and/or provide for specific laws of the jurisdictions in which the property to be encumbered is located, and (c) to assure that the Administrative Agent for the benefit of the Secured Parties has a perfected Lien on the Mortgaged Property.

“Mortgage Policies” has the meaning assigned to that term in Section 3.1(a)(iii)(B).

“Mortgaged Property” means each parcel of real property (including any leaseholds) specified on Schedule 4.21 or 4.22 that is subject to a Mortgage and shall include any parcel (or adjoining parcels) of real property (including any leaseholds) acquired by any Loan Party after the Closing Date subject to a Mortgage granted to the Administrative Agent for the benefit of the Secured Parties pursuant to Section 5.13.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any Asset Disposition or any Debt Issuance or Equity Issuance by any Person, or any Extraordinary Receipt received by or paid to or for the account of any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees, filing fees and other similar out-of-pocket costs, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) with respect to any asset, the amount of any Debt secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition, in the case of (a) or (c) above to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof.  Notwithstanding the forgoing, for purposes of Sections 2.6(b)(ii), (iii) and (iv) the term “Net Cash Proceeds” shall not include (i) approximately $6 million in cash payments to be made by Olympus America Inc. and/or Olympus Surgical & Industrial America, Inc. to Carsen pursuant to an agreement executed on July 25, 2005 and (ii) the first $5,000,000 of cash proceeds received by the Borrower and its Subsidiaries (net of obligations owed to Olympus America Inc. and/or Olympus Surgical & Industrial America, Inc.) from the sale of Inventory and lease receivables of Carsen to Olympus America Inc. and Olympus Surgical & Industrial America, Inc. in connection with the Carsen Disposition.

“Non-U.S. Lender” has the meaning specified in Section 2.12(e).

“Note” means a Term A Note, a Revolving Credit Note, an Interim Term Note or a Swing Line Note.

“Note Assignment Agreement” has the meaning specified in Section 3.1(a)(ii)(G).

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.2(b).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under the Federal Bankruptcy Code or any similar debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations owing by any Loan Party under any Bank Hedge Agreement and (b) all obligations owing by any Loan Party under any Treasury Management Agreement.

“Open Year” has the meaning specified in Section 4.16.

“Operating Leases” means any lease of real or personal property the payments under which are not required by GAAP to be capitalized.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Participant” has the meaning specified in Section 11.7(d).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquisitions” means any acquisition by the Borrower or any of  the Borrower’s Subsidiaries of all or substantially all of the assets or the capital stock or other equity interest of any Person (or segment of such Person’s business) which either (a) has been consented to in writing by the Administrative Agent and the Required Lenders, or (b) complies with each of the following: (i) such Person (or segment of such Person’s business) is engaged in a similar or related line of business as the Borrower or any of its Subsidiaries, (ii) the aggregate cash consideration payable and Debt assumed in respect of the proposed acquisition shall not exceed $25,000,000, during the term of this Agreement, (iii) such Person (or segment of such Person’s business) on a Consolidated basis with its Subsidiaries being acquired in the proposed acquisition had positive EBITDA for the twelve (12) month period ending on the last day of the calendar month immediately preceding the closing of the proposed acquisition, (iv) after giving effect to the proposed acquisition, the Revolving Credit Availability shall equal at least $5,000,000, (v) the Borrower shall give the Administrative Agent and the Lenders not less than ten (10) Business Days prior written notice of its intention to make a Permitted Acquisition, such notice to include the proposed amounts, date and form of the proposed transaction, a reasonable description of the stock or assets to be acquired and the location of all assets, and a certificate demonstrating compliance with the financial covenants contained in Article VIII on a Pro Forma Basis after giving effect to the consummation of such acquisition, (vi) concurrently with the making of a Permitted Acquisition, the Borrower shall, as additional collateral security for the Obligations, grant or cause to be granted to the Administrative Agent for the ratable benefit of the Lenders, prior liens on and security interests (subject to Liens permitted by Section 6.1 existing with respect to such assets at the time of the Permitted Acquisition) in any of the acquired assets by the execution and delivery to the Administrative Agent of such agreements, instruments and documents as shall be reasonably satisfactory in form and substance to the Administrative Agent, and (vii) no Default shall exist and be continuing or would exist after giving effect to such acquisition; provided, however, that only one such Permitted Acquisition shall be made each Fiscal Year during the term of this Agreement pursuant to clause (b) hereof.

 “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; provided that provisions for the payment of such Liens has been made on the books of such Person; (b) Liens imposed by law, such as statutory liens of landlords, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days; provided that provisions for the payment of such Liens has been made on the books of such Person; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; provided that provisions for the payment of such Liens has been made on the books of such Person; and (d) Permitted Real Property Encumbrances.

“Permitted Real Property Encumbrances” means, with respect to any particular Mortgaged Property, (i) Permitted Liens to the extent relating to such Mortgaged Property, (ii) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and as of the date of delivery of such Mortgage Policies to the Administrative Agent in accordance with the terms hereof, reasonably acceptable to the Lenders, (iii) such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not arise out of the incurrence of any Debt and which do not impair the use of such Mortgaged Property for the purpose for which it is held by the mortgagor thereof, or the Lien granted to the Administrative Agent for the benefit of the Secured Parties, and (iv) municipal and zoning ordinances; provided that no violation exists thereunder that could impair the use of the existing improvements and the present use made by the mortgagor thereof of the Premises (as defined in the respective Mortgage).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prepayment Account” means an account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with Section 2.6(b)(v), which account shall be interest bearing, if permitted by law, at rates then currently paid by Bank of America for deposits of similar amount and duration.  The Borrower hereby grants to the Administrative Agent for the benefit of the Secured Parties, a security interest in the Prepayment Account to secure the Obligations.

“Prime Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prime Rate Advance” means an Advance that bears interest as provided in Section 2.7(a)(i).

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Article VIII (including for purposes of determining the Applicable Margin), that the Crosstex Acquisition, any Asset Disposition (subject, in the case of the Carsen Disposition, to the terms of Section 1.3(c) hereof) and any Permitted Acquisition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.2 or 7.3.  In connection with the foregoing, (a) with respect to any Asset Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Debt which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Permitted Acquisition, (i) income statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Debt incurred or assumed by the Borrower or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Debt of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Debt has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Debt as at the relevant date of determination.

“Pro Rata Share” of any amount means (a) with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Facility at such time, (b) with respect to any Term A Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Term A Commitment at such time and the denominator of which is the Term A Facility at such time and (c) with respect to any Interim Term Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Interim Term Commitment at such time and the denominator of which is the Interim Term Facility at such time.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank, Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Purchase Agreements” has the meaning specified in the Preliminary Statements.

“Reduction Amount” has the meaning specified in Section 2.6(b)(v).

“Register” has the meaning specified in Section 11.7(c).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) or into or from any property, including, without limitation, the movement of any Hazardous Materials through the air, soil, surface waters or ground water.

“Remedial” shall have the meaning as set forth in CERCLA at 42 U.S.C. § 9601(24) and/or any other applicable Environmental Laws.

“Removal” shall have the meaning as set forth in CERCLA at 42 U.S.C. § 9601(23) and/or any other applicable Environmental Laws.

“Required Lenders” means at any time Lenders owed or holding greater than 51% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, or, if no such principal amount and no Letters of Credit are outstanding at such time, Lenders holding greater than 51% of the aggregate of the Term A Commitments, Revolving Credit Commitments and Interim Term Commitments; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, and (ii) the aggregate Term A Commitment, Revolving Credit Commitment and Interim Term Commitment of such Lender at such time.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank, Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Response” shall have the meaning as set forth in CERCLA at 42 U.S.C. § 9601(25) and/or any other applicable Environmental Laws.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, the president, the chief financial officer, any vice president or the treasurer of such Loan Party.

“Revolving Credit Advance” has the meaning specified in Section 2.1(b).

“Revolving Credit Availability” means, at any time, the aggregate amount of the Revolving Credit Facility less the sum of (a) the aggregate principal amount of all Revolving Credit Advances then outstanding (including the outstanding balance of Letter of Credit Advances and the aggregate Available Amount of all Letters of Credit), and (b) Swing Line Advances then outstanding at such time.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Lender’s name on Schedule 1 hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.7(c) as such Lender’s “Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.5.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.  The initial amount of the Revolving Credit Facility in effect on the Closing Date is THIRTY-FIVE MILLION DOLLARS  ($35,000,000).

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit B hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances (including any Letter of Credit Advances and Swing Line Advances) made by such Lender.

“Revolving Credit Termination Date” means the earlier of (a) August 1, 2010 and (b) the Termination Date.

“Secured Parties” means the Administrative Agent, the Lender Parties, and the Hedge Banks and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the amended and restated security agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any Letter of Credit other than a Trade Letter of Credit.

“Stock Option Plan” means the 1991 Directors Stock Option Plan, as amended, the 1997 Employee Stock Option Plan, as amended and/or the 1998 Directors’ Stock Option Plan, as amended, each as in effect on the Closing Date and as may be amended from time to time.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.  Unless otherwise specified herein, the term Subsidiary shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty” means the amended and restated subsidiary guaranty dated as of the Closing Date executed by each Domestic Subsidiary of the Borrower.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.1(c) or (b) any Revolving Credit Lender pursuant to Section 2.2(b).

“Swing Line Bank” has the meaning specified in the recital of parties to this Agreement.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

“Swing Line Facility” has the meaning specified in Section 2.1(c).

“Swing Line Note” means any promissory note of the Borrower payable to the order of the Swing Line Bank or a Revolving Lender, as the case may be, substantially in the form attached hereto as Exhibit E, evidencing the indebtedness of the Borrower to the Swing Line Bank resulting from the Swing Line Advances made by the Swing Line Bank.

“Taxes” has the meaning specified in Section 2.12(a).

“Term A Advance” has the meaning specified in Section 2.1(a).

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Advances of the same Type made by the Term A Lenders.

“Term A Commitment” means, with respect to any Term A Lender at any time, the amount set forth opposite such Lender’s name on Schedule 1 hereto under the caption “Term A Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.7(c) as such Lender’s “Term A Commitment.”

“Term A Facility” means, at any time, the aggregate amount of the Term A Lenders’ Term A Commitments at such time.  The initial amount of the Term A Facility in effect on the Closing Date is FORTY MILLION DOLLARS  ($40,000,000).

“Term A Lender” means any Lender that has a Term A Commitment.

“Term A Note” means a promissory note of the Borrower payable to the order of any Term A Lender, in substantially the form of Exhibit C hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term A Advance made by such Lender.

“Termination Date” means the date of termination in whole of the Commitments pursuant to Section 2.5 or Article IX.

“Trade Letter of Credit” means any Letter of Credit that is issued for the benefit of a supplier of Inventory to the Borrower or any of its Subsidiaries to effect payment for such Inventory, the conditions to drawing under which include the presentation to the Issuing Bank of negotiable bills of lading, invoices and related documents sufficient, in the judgment of the Issuing Bank, to create a valid and perfected lien on or security interest in such Inventory, bills of lading, invoices and related documents in favor of the Issuing Bank.

“Transaction” means the transactions contemplated by the Crosstex Acquisition Documents and the Loan Documents.

“Treasury Management Agreement” means any agreement between any Loan Party and any Lender or Affiliate of a Lender that governs the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” refers to the distinction between Advances bearing interest at the Prime Rate and Advances bearing interest at the Eurodollar Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Uniform Commercial Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” and “U.S.” mean the United States of America.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender, at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.3(c) and outstanding at such time.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Wholly Owned Domestic Subsidiary” of any Person means a Domestic Subsidiary of such Person and of which securities (except for directors’ or other qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person of which securities (except for directors’ or other qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned

Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liabilities” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.2            Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.3            Accounting Terms.

(a)           Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower for the Fiscal Year  ended on July 31, 2004.

(b)           Changes in GAAP.  The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly certificate delivered in accordance with Section 7.2 or 7.3, as applicable.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Calculations.  Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article VIII (including for purposes of determining the Applicable Margin) shall be made on a Pro Forma Basis.  In addition, commencing with the fiscal quarter of the Borrower ending July 31, 2006, the winding-down of certain of Carsen’s operations as a result of the cancellation of distribution agreements with Olympus America Inc. and Olympus Surgical & Industrial America Inc. shall be treated as an Asset Disposition for purposes of the definition of “Pro Forma Basis.”

Section 1.4            Construction.

All undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Uniform Commercial Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  Any definition of or reference to any Loan Document shall be construed as referring to such agreement or other document as from time to time amended, supplemented or otherwise modified.  The words “herein,” “hereof” and

“hereunder” and other words of similar import refer to the Agreement as a whole, including all Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Exhibit or Schedule.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance.

Section 1.5            Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Available Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

AMOUNTS AND TERMS OF THE
ADVANCES AND THE LETTERS OF CREDIT

Section 2.1            The Advances.

(a)           The Term A Advances.  Each Term A Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term A Advance”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term A Commitment at such time.  The Term A Borrowing shall consist of Term A Advances made simultaneously by the Term A Lenders ratably according to their Term A Commitments.  Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed.

(b)           The Revolving Credit Advances.  Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an amount for each such Advance not to exceed such Lender’s Revolving Credit Commitment at such time; provided, however, that no Revolving Credit Lender shall have any obligation to make a Revolving Credit Advance under this Section 2.1(b) to the extent such Revolving Credit Advance would (after giving effect to any immediate application of the proceeds thereof) exceed the Revolving Credit Availability at such time.  Each Revolving Credit Borrowing shall be in an aggregate amount of $500,000 or an integral multiple of $100,000 (other than, in each case, a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders ratably according to their Revolving Credit Commitments.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment in effect from time to time, the Borrower may borrow, repay and reborrow Revolving Credit Advances.

(c)           The Swing Line Advances.  The Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if in its discretion it elects to do so, make, on the terms and conditions hereinafter set forth and in reliance upon the agreements of the other Lenders set forth in this Agreement, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Credit Termination Date in an aggregate amount not to exceed at any time outstanding the lesser of (i) $2,000,000 (the “Swing Line Facility”) and (ii) (after giving effect to any immediate application of the proceeds thereof) the Revolving Credit Availability at such time.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be made as a Prime Rate Advance and shall be in an aggregate amount of not less than $100,000.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, so long as the Swing Line Bank, in its discretion, elects to make Swing Line Advances, the Borrower may borrow and reborrow under this Section 2.1(c) and may repay or prepay the Swing Line Advances at such times prior to the Termination Date, and in such integral multiples, as the Borrower may elect.

(d)           Letters of Credit.  The Issuing Bank agrees, on the terms and conditions hereinafter set forth and in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit for the account of the Borrower from time to time on any Business Day during the period from the Closing Date until sixty (60) days before the Revolving Credit Termination Date in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Letter of Credit Commitment at such time.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (A) sixty (60) days before the Revolving Credit Termination Date, (B) in the case of a Standby Letter of Credit, 365 days after the date of issuance thereof and (C) in the case of a Trade Letter of Credit, 180 days after the date of issuance thereof.  If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date that is not later than permitted pursuant to the immediately preceding sentence; provided, however, that the Issuing Bank shall not permit any such extension if (i) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each case directing the Issuing Bank not to permit such extension.  Within the limits of the Letter of Credit Commitment, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.1(d), repay any Letter of Credit Advances resulting from drawings under Letters of Credit pursuant to Section 2.3(c) and request the issuance of additional Letters of Credit under this Section 2.1(d).

(e)           The Interim Term Advances.  Each Interim Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Interim Term Advance”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Interim Term Commitment at such time.  The Interim Term Borrowing shall consist of Interim Term Advances made simultaneously by the Interim Term Lenders ratably according to their Interim Term Commitments.  Amounts borrowed under this Section 2.1(e) and repaid or prepaid may not be reborrowed.

Section 2.2            Making the Advances.

(a)           Except as otherwise provided in Section 2.3 or, with respect to Swing Line Advances, in Section 2.2(b), each Borrowing shall be made on notice, given not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Borrowing in the case of Eurodollar Rate Advances and on the first Business Day prior to the date of the proposed Borrowing in the case of Prime Rate Advances by the Borrower to the Administrative Agent, which shall give to each appropriate Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) may be by telephone, confirmed immediately in writing, or telex or telecopier in substantially the form of Exhibit F hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each appropriate Lender shall, before 11:00 a.m. (New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other appropriate Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank, the Issuing Bank and by any other Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Bank, the Issuing Bank and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b)           Each Swing Line Borrowing shall be made either (x) on notice, given not later than 11:00 a.m. (New York time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent or (y) pursuant to other arrangements, including, by way of example and not of limitation, arrangements for daily repayments and borrowings on each Business Day, which are satisfactory in form and substance to the Swing Line Bank, the Administrative Agent and the Borrower.  Each notice of a Swing Line Borrowing pursuant to clause (x) in the immediately preceding sentence (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the tenth day after the requested date of such Borrowing).  If, in its discretion, it elects to make a requested Swing Line Advance, the Swing Line Bank will make the amount thereof available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.  Upon written demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent, each other Revolving Credit Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Revolving Credit Lender, such other Lender’s Pro Rata Share of all outstanding Swing Line Advances as of the date of such demand, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of Swing Line Advances to be purchased by such Lender.  The Borrower hereby agrees to each such sale and assignment.  Each Revolving Credit Lender agrees to purchase its Pro Rata Share of outstanding Swing Line Advances on (i) the Business Day on which demand therefor is made by the Swing Line Bank; provided that notice of such demand is given not later than 3:00 p.m. (New York time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Swing Line Bank to any other Revolving Credit Lender of a portion of a Swing Line Advance, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or any Loan Party.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Swing Line Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent, for the account of the Swing Line Bank, forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(c)           Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances if the obligation of the appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.9 or Section 2.10, and (ii) the Eurodollar Rate Advances made on any date may not be outstanding as part of more than fifteen (15) separate Borrowings.

(d)           Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits as reasonably determined by such Lender), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with subsection (a) or (b) of this Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the

Borrower, the interest rate applicable to Prime Rate Advances.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f)            The obligations of the Lenders hereunder to make Advances, to fund participations in Letters of Credit and Swing Line Advances and to make payments pursuant to Section 11.4(c) are several and not joint.  The failure of any Lender to make any Advance, to fund any such participation or to make any payment under Section 11.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance, to purchase its participation or to make its payment under Section 11.4(c).

Section 2.3                                   Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)           Request for Issuance.  Each Letter of Credit shall be issued or amended upon notice (in the form of a Letter of Credit Application) given not later than 11:00 a.m. (New York time) on the fifth Business Day prior to the date of the proposed issuance or amendment of such Letter of Credit by the Borrower to the Issuing Bank (with a copy to the Administrative Agent).  Each request for the issuance of a Letter of Credit shall be in writing and shall specify therein (i) the proposed date of such issuance (which shall be a Business Day), (ii) the Available Amount of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of such Letter of Credit, (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require.  Each request for an amendment of any outstanding Letter of Credit shall be in writing and shall specify therein (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require.  Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article III shall not be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices; provided, however, the Issuing Bank shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more generally applicable policies of the Issuing Bank or (iii) a default of any Lender’s obligations to fund under Section 2.3(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Bank’s risk with respect to such Defaulting Lender.  In the event and to the extent that the provisions of any such Letter of Credit Application shall conflict with this Agreement, the provisions of this Agreement shall govern.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Pro Rata Share times the Available Amount of such Letter of Credit.

(b)           Copies of Letters of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.  The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank.  The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(c)           Drawing and Reimbursement.  The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance which shall be a Prime Rate Advance in the amount of such draft.  The Borrower, the Administrative Agent and each Revolving Credit Lender hereby acknowledge and agree that Letter of Credit Advances may be made, or deemed made, by the Issuing Bank in respect of any Letter of Credit and to participate in all Letter of Credit Advances made hereunder as provided herein.  Upon written notice by the Issuing Bank or the Administrative Agent (which notice may be given by telephone if immediately confirmed in writing), each Revolving Credit Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each such Revolving Credit Lender such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available (for the account of its Applicable Lending Office) to the Administrative Agent (for the account of the Issuing Bank), by deposit to the Administrative Agent’s Account, in same day funds in Dollars, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender.  Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank.  The Borrower hereby agrees to each such sale and assignment.  Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank or the Administrative Agent; provided that notice of such demand is given not later than 1:00 p.m. (New York time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Issuing Bank to any other Revolving Credit Lender of a portion of a Letter of Credit Advance the Issuing Bank represents and warrants to such other Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party.  If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank or the Administrative Agent until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable.  If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.  Each Revolving Credit Lender’s obligation to make Letter of Credit Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.3(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(d)           Failure to Make Letter of Credit Advances.  The failure of any Lender to make any Letter of Credit Advance to be made by it on the date specified in Section 2.3(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(e)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

Section 2.4            Repayment of Advances.

(a)           Term A Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders the aggregate outstanding principal amount of the Term A Advance on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.6):

Date	Amount

September 30, 2005	$500,000
December 31, 2005	$500,000
March 31, 2006	$500,000
June 30, 2006	$500,000
September 30, 2006	$1,000,000
December 31, 2006	$1,000,000
March 31, 2007	$1,000,000
June 30, 2007	$1,000,000
September 30, 2007	$1,500,000
December 31, 2007	$1,500,000
March 31, 2008	$1,500,000
June 30, 2008	$1,500,000
September 30, 2008	$2,000,000
December 31, 2008	$2,000,000
March 31, 2009	$2,000,000
June 30, 2009	$2,000,000
September 30, 2009	$2,500,000
December 31, 2009	$2,500,000
March 31, 2010	$2,500,000
June 30, 2010	$2,500,000
September 30, 2010	$2,500,000
December 31, 2010	$2,500,000
March 31, 2011	$2,500,000
June 30, 2011	All remaining outstanding principal

provided, however, that the final principal installment shall be in an amount equal to the aggregate principal amount of the Term A Advances outstanding on such date.

(b)           Interim Term Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Interim Term Lenders on or before October 31, 2005 the aggregate outstanding principal amount of the Interim Term Advance.

(c)           Revolving Credit Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(d)           Swing Line Advances.  The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date for such Swing Line Advance (which maturity date shall be no later than the tenth day after the requested date of such Swing Line Advance) and the Revolving Credit Termination Date.

(e)           Letter of Credit Advances.

(i)            The Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of demand or the Revolving Credit Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)           The Obligations of the Borrower under this Agreement, any Letter of Credit Application or any other Issuer Document shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Application or such other Issuer Document under all circumstances, including, without limitation, the following circumstances:

(A)          any lack of validity or enforceability of any Loan Document, any Letter of Credit Application, any Letter of Credit or any other Issuer Documents;

(B)           any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such

Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Federal Bankruptcy Code;

(C)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, or any other Person, whether in connection with the transactions contemplated by the Issuer Documents or any unrelated transaction;

(D)          any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or

(E)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

Notwithstanding anything in clauses (A) through (E) of Section 2.4(e)(ii) to the contrary, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the Issuing Bank is prevented or prohibited from so paying as a result of any order or directive of any court or other governmental authority.

Section 2.5            Termination or Reduction of the Commitments.

(a)           Optional.  The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portion of the Unused Revolving Credit Commitments; provided, however, that each partial reduction of the Revolving Credit Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and (ii) shall be made ratably among the appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b)           Mandatory.

(i)            On and after the date that all Term A Advances shall have been repaid in full, the Revolving Credit Facility shall be automatically and permanently reduced on each date on which prepayment thereof is required to be made pursuant to Section 2.6(b)(i), (ii), (iii) or (iv) in an amount equal to the applicable Reduction Amount, provided that each such reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their Revolving Credit Commitments.

(ii)           The Letter of Credit Commitment shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Commitment exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

Section 2.6            Prepayments.

(a)           Optional.  The Borrower may, upon at least one (1) Business Day’s notice in the case of Prime Rate Advances and three (3) Business Days’ notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding aggregate principal amount of the Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $500,000 or an integral multiple of $100,000 in excess thereof and (ii) no such prepayment of a Eurodollar Rate Advance shall be made other than on the last day of an Interest Period therefor without payment by the Borrower of the amounts provided for in Section 11.4(e).  Each prepayment made by the Borrower pursuant to this Section 2.6(a) shall, at the Borrower’s option be applied to either (i) repay the Facilities in the following manner: first, to prepay Swing Line Advances then outstanding until such Advances are paid in full; second, to prepay Letter of Credit Advances then outstanding until such Advances are paid in full; and third, to prepay Revolving Credit Advances then outstanding until such Revolving Credit Advances are paid in full; (ii) repay the Facilities in the following manner: first, to the Term A Facility (ratably to the remaining unpaid installments of principal on the Term A Facility); second, to prepay Swing Line Advances then outstanding until such Advances are paid in full; third, to prepay Letter of Credit Advances then outstanding until such Advances are paid in full; fourth, to prepay Revolving Credit Advances then outstanding (whereupon the Revolving Credit Facility shall be permanently reduced as set forth in Section 2.5(b)(i)) until such Revolving Credit Advances are paid in full; and fifth, deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding or (iii) first, to the Interim Term Facility; and second, in the manner prescribed in either clause (i) or (ii) above.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Credit Lenders, as applicable.

(b)           Mandatory.

(i)            Within ninety (90) days following the end of each Fiscal Year (beginning with the Fiscal Year ending July 31, 2006) in which the ratio of Consolidated Debt to EBITDA at the end of such Fiscal Year is greater than or equal to 1.5:1, the Borrower shall execute and deliver to the Administrative Agent a certificate of the Borrower’s president or a vice president demonstrating its calculation of Excess Cash Flow for such Fiscal Year along with a prepayment of the then outstanding Advances equal to fifty percent (50%) of the annual Excess Cash Flow.

(ii)           Within fifteen (15) days after receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds from Asset Dispositions or from any Debt Issuance, the Borrower shall prepay the then outstanding Advances in an amount equal to, with respect to any (x) Asset Disposition, one-hundred percent (100%) of such Net Cash Proceeds in excess of $500,000 in any Fiscal Year and (y) Debt Issuance, one-hundred percent (100%) of such Net Cash Proceeds.

(iii)          Within fifteen (15) days after receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds from any Equity Issuance (unless at such time the ratio of Consolidated Debt to EBITDA for the Borrower’s most recently completed and reported on four fiscal quarters is less than or equal to 2.0:1.0), the Borrower shall prepay the then outstanding Advances in an amount equal to one-hundred percent (100%) of such Net Cash Proceeds.

(iv)          Within fifteen (15) days after receipt of Net Cash Proceeds by any Loan Party or any of its Subsidiaries from any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, the Borrower shall prepay the then outstanding Advances in an amount equal to fifty percent (50%) of such Net Cash Proceeds in excess of $100,000 in the aggregate.

(v)           Each prepayment made by the Borrower pursuant to clause (i), (ii), (iii) or (iv) shall be subject to the provisions of Section 11.4(e) and shall be applied to prepay the Facilities in the following manner: first, to the Term A Facility (ratably to the remaining unpaid installments of principal on the Term A Facility); second, to prepay Swing Line Advances then outstanding until such Advances are paid in full; third, to prepay Letter of Credit Advances then outstanding until such Advances are paid in full; fourth, to prepay Revolving Credit Advances then outstanding (whereupon the Revolving Credit Facility shall be permanently reduced as set forth in Section 2.5(b)(i) in the amount of such prepayment) until such Revolving Credit Advances are paid in full; and fifth, deposited in the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding.  The portion of each such application allocable to Eurodollar Rate Advances may, at the option of the Borrower (A) be applied to repay such Advances immediately, even if such application shall occur on other than the last day of an applicable Interest Period (in which case the Borrower shall pay the amounts provided for in Section 11.4(e)) or (B) be deposited in the Prepayment Account and applied on the last day of the applicable Interest Periods to prepay the Eurodollar Rate Advances that would otherwise have been prepaid by the amounts deposited in the Prepayment Account.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Credit Lenders, as applicable.  The amount remaining (if any) after the required prepayment of the Advances then outstanding and the 100% cash collateralization of the aggregate Available Amount of Letters of Credit then outstanding (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being referred to herein as the “Reduction Amount”) may be retained by the Borrower.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or the Revolving Credit Lenders, as applicable.  Upon the termination of all of the Commitments and the indefeasible payment in full of all Obligations arising under the Loan Documents, including, without limitation, termination or expiration of all Letters of Credit, and the indefeasible payment in full of all Obligations in respect of all Letters of Credit, as applicable, then all amounts remaining on deposit in the L/C Cash Collateral Account shall be returned to the Borrower.

(vi)          The Borrower shall, within fifteen (15) days following the end of each month in each Fiscal Year, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Commitment on such Business Day.

(vii)         At any time that the aggregate amount of Revolving Credit Advances outstanding exceeds the Revolving Credit Availability, the Borrower shall immediately repay Revolving Credit Advances to the extent necessary to reduce the principal balance of Revolving Credit Borrowings to an amount equal to or less than the Revolving Credit Availability.

(viii)        The foregoing notwithstanding, the provisions of this Section 2.6(b) shall not be construed to permit any Equity Issuance, Debt Issuance or Asset Disposition otherwise prohibited under the terms of this Agreement.

Section 2.7            Interest.

(a)           Scheduled Interest.  The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)            Prime Rate Advances.  During such periods as such Advance is a Prime Rate Advance, a rate per annum equal at all times to the sum of (x) the Prime Rate in effect from time to time plus (y) the Applicable Margin for such Advance in effect from time to time, payable in arrears monthly on the last day of each month during such periods and on the date such Prime Rate Advance shall be Converted or paid in full.

(ii)           Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin for such Advance in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)           Default Interest.  (i) With respect to any principal amount of any Advance not paid when due by the Borrower (whether at the stated maturity, by acceleration or otherwise), the Borrower shall pay interest on such unpaid principal amount, in arrears on the dates referred to in clause (a)(i) or (a)(ii) above and on demand, at a rate per annum equal at all times to the lesser of 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above or to the fullest extent permitted by law (the “Default Rate”) and (ii) with respect to the amount of any interest, fee or other amount payable hereunder not paid when due (whether at the stated maturity, by acceleration or otherwise) the Borrower shall pay interest on such unpaid interest, fee or other amount on demand at the Default Rate from the date such amount shall be due until such amount shall be paid in full.

(c)           Notice of Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.2(a), the Administrative Agent shall give notice to the Borrowers and each appropriate Lender of the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (ii) of this Section 2.7.

Section 2.8            Fees.

(a)           Commitment Fees.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders, commitment fees, from the period commencing on the Closing Date until the Revolving Credit Termination Date, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing September 30, 2005, and on the Revolving Credit Termination Date on the average daily Unused Revolving Credit Commitment of such Lender at a rate per annum equal to the percentage per annum determined pursuant to the last paragraph of this Section 2.8(a) by reference to the ratio of Consolidated Debt to EBITDA at such time, as set forth below:

Consolidated Debt to EBITDA Ratio	Commitment fee

Greater than 2.0 to 1.0	.40%

Greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0	.30%

Greater than 1.0 to 1.0 but less than or equal to 1.5 to 1.0	.25%

Equal to or Less than 1.0 to 1.0	.20%

The ratio of Consolidated Debt to EBITDA shall be determined in the same manner as is the Applicable Margin.  For purposes of this subsection (a), Swing Line Advances shall only constitute utilization of the Revolving Credit Commitment of any Revolving Lender actually funding such Swing Line Advance pursuant to Section 2.2(b) and shall not constitute utilization of the Revolving Credit Commitments of (i) the Revolving Credit Lenders who have no outstanding Swing Line Advances or (ii) the Swing Line Lender (in its capacity as a Revolving Lender) prior to such time as the Revolving Lenders have funded Swing Line Advances following a demand from the Swing Line Lender pursuant to Section 2.2(b).  Notwithstanding the foregoing, prior to the date that the Borrower has delivered the financial information required by Section 7.2 for the fiscal quarter ending October 31, 2005, the rate per annum on the average daily Unused Revolving Credit Commitment of such Lender shall be equal to .40%.

(b)           Letter of Credit Fees.  (i)     Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) (A) for each Trade Letter of Credit equal to 0.25% per annum times the daily amount available to be drawn under such Letter of Credit and (B) for each Standby Letter of Credit equal to the Applicable Margin then in effect for Eurodollar Advances under the Revolving Credit Facility times the daily maximum amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5.  Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the date that is sixty (60) days before the Revolving Credit Termination Date and thereafter on demand.  If there is any change in the Applicable Margin then in effect for Eurodollar Advances under the Revolving Credit Facility during any quarter, the daily amount available to be drawn under each Standby Letter of Credit shall be computed and multiplied by the Applicable Margin then in effect for Eurodollar Advances under the Revolving Credit Facility separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(ii)           Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrower shall pay directly to the Issuing Bank for its own account a fronting fee (A) with respect to each Trade Letter of Credit, equal to 0.25% of the amount of such Trade Letter of Credit, and payable upon the issuance thereof, (B) with respect to any amendment of a Trade Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the Issuing Bank, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (C) with respect to each Standby Letter of Credit, at 0.25% per annum, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the date that is sixty (60) days before the Revolving Credit Termination Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5.  In addition, the Borrower shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c)           Administrative Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account such fees as provided in the Fee Letter or as may otherwise from time to time be agreed in writing between the Borrower and the Administrative Agent.

Section 2.9            Conversion of Advances.

(a)           Optional.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.7 and 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Prime Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances unless the Borrower pays the amounts, if any, provided for in Section 11.4(e), any Conversion of Prime Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.1(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.2(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the appropriate Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b)           Mandatory.  (i)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $500,000, such Advances shall automatically Convert into Prime Rate Advances.

(ii)           If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Administrative Agent will forthwith so notify the Borrower and the appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Prime Rate Advance.

(iii)          Upon the occurrence and during the continuance of any Event of Default and the acceleration of the Notes, interest thereon and other amounts payable by the Borrower under this Agreement and the other Loan Documents pursuant to Article IX, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Prime Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.10         Increased Costs, Etc.

(a)           If, due to either (i) the introduction of or any change in reserve requirements included in the Eurodollar Rate Reserve Percentage, or in the interpretation of any law or regulation, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate or Prime Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.10(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.  A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or reasonably expected to be maintained by any Lender Party or any corporation controlling such Lender Party as a result of or based upon the existence of such Lender Party’s commitment to lend or to issue Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit.  A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)           If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed greater than 50% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under any Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Prime Rate Advance and (ii) the obligation of the appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)           Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Prime Rate Advance and (ii) the obligation of the appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to find or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.11         Payments and Computations.

(a)           The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 a.m. (New York time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 11.7(c), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent shall distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

(c)           The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(d)           All Prime Rate Advances shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365 or 366 days, as applicable, and all Eurodollar Rate Advances shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days.  All computations of interest, fees, and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days (or in the case of Prime Rate Advances 365 or 366, as applicable), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lender Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender Parties the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lender Parties, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender Party or the Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

Section 2.12         Taxes.

(a)           Any and all payments by the Borrower hereunder or under the Notes, together with any interest, additions, or similar amounts with respect thereto and any interest in respect of such additions or penalties, shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and the Administrative Agent, net income taxes that are imposed by the United States and net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender Party or the Administrative Agent by the state or foreign jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender Party, net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender Party by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the

Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).

(c)           The Borrower shall indemnify each Lender Party and the Administrative Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, except with respect to any Lender Party or the Administrative Agent, as the case may be, for such a liability arising from such Lender Party’s or the Administrative Agent’s, as the case may be, willful misconduct or gross negligence.  This indemnification shall be made within thirty (30) days from the date such Lender Party or the Administrative Agent, as the case may be, makes written demand specifying in reasonable detail the basis therefor.

(d)           Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.2, the original receipt of payment thereof or a certified copy of such receipt.  In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender Party organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender or Issuing Bank, as the case may be, and on the date of the Assignment and Assumption pursuant to which it became a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the Borrower or the Administrative Agent (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two (2) original Internal Revenue Service forms W-8BEN, W-8ECI or W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes.  A Form W-8BEN completed and delivered by (i) certain foreign trusts, or (ii) persons claiming an exemption or reduced rate of withholding at source under an income tax treaty will not be considered duly completed unless the Form W-8BEN contains such Person’s U.S. taxpayer identification number.  A Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest” shall deliver a statement substantially in the form of Exhibit H and a Form W-8BEN (certifying as to beneficial ownership) or successor form thereto or any subsequent versions thereof properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Thereafter and from time to time, each such Non-U.S. Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Non-U.S. Lender by the applicable Loan Party pursuant to this Agreement and (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.  If such Non-U.S. Lender fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Non-U.S. Lender an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Internal Revenue Code, without reduction, provided that the applicable Loan Party shall not be required to increase any such amounts payable to any Non-U.S. Lender pursuant to Section 2.12, unless, as a result of any change in an applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Non-U.S. Lender is no longer properly entitled to deliver forms, certificates or other evidence as to such Non-U.S. Lender’s entitlement to exemption from, or reduction of, U.S. withholding tax.

(f)            Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(g)           If any Non-U.S. Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN or W-8IMY (or any successor form) or claims an exemption from withholding tax by providing an IRS Form W-8ECI (or any successor form) and such Non-U.S. Lender sells, assigns or (other than pursuant to clause (h) below) otherwise transfers all or part of the Obligations of a Lender Party to a transferee Lender, such Non-U.S. Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of such Obligations of a Lender Party.  To the extent of such percentage amount, the Administrative Agent will treat such Non-U.S. Lender’s IRS Form W-8BEN, W-8IMY or W-8ECI (or any successor form) as no longer valid.

(h)           If any Non-U.S. Lender claims an exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN or W-8IMY (or any successor form) or claims an exemption from withholding tax by providing Form W-8ECI (or any successor form) and such Non-U.S. Lender grants a participation in the Obligations of a Lender Party to a transferee Lender, such Non-U.S. Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of such Obligations of a Lender Party, and such Non-U.S. Lender agrees to undertake responsibility to provide to the Administrative Agent such forms and documentation (including IRS Form W-8IMY and forms and documentation provided by each participant to the extent required by the IRS) to enable each Lender Party to comply with the withholding tax requirements imposed by Sections 1441 and 1442 of the Internal Revenue Code.

(i)            If the IRS or any other governmental authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax or any other amount from amounts paid to or for the account of any Non-U.S. Lender (because the appropriate form was not delivered or was not properly executed, or because such Non-U.S. Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Non-U.S. Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions, penalties or similar amounts, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 2.12, together with all costs and expenses (including attorney fees and expenses).  The obligation of the

Lenders under this clause (i) shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

Section 2.13         Sharing of Payments, Etc.

If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (i) on account of Obligations due and payable to such Lender Party hereunder or under the Notes at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations due and payable to such Lender Party at such time to (y) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder or under the Notes at such time obtained by all the Lender Parties at such time or (ii) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (x) the amount of such Obligations owing to such Lender Party at such time to (y) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and each such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (x) the purchase price paid to such Lender Party to (y) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (x) the amount of such other Lender Party’s required repayment to (y) the total amount of such required repayments to the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.

The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.

Section 2.14         Use of Proceeds.

The proceeds of the Advances and issuances of Letters of Credit shall be available, and the Borrower shall use such proceeds and Letters of Credit solely (a) to finance, in part, the Crosstex Acquisition, to pay fees and expenses incurred in connection with the Crosstex Acquisition, (b) to repay existing indebtedness and (c) to finance working capital and other lawful corporate purposes including Permitted Acquisitions and capital expenditures.

Section 2.15         Defaulting Lenders.

(a)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance.  In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.1.  Such Advance shall be a Prime Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.1, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a).  The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (i) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (ii) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents, payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

(i)            first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent; and

(ii)           second, to the Lender Parties for any Defaulted Amounts then owing to such Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Bank of America, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Bank of America’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i)            first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

(ii)           second, to the Lender Parties for any amount then due and payable by such Defaulting Lender to such Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such Lender Parties; and

(iii)          third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents in such manner as the Administrative Agent shall reasonably direct.

(d)           The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

Section 2.16         Removal of Lender.

If (i) any Lender requests compensation under Section 2.12 or asserts pursuant to Section 2.10(d) that it is unlawful for such Lender to make Eurodollar Rate Advances, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.1 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) and, or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.7(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 11.4(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable laws; and

(e)           in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in Letters of Credit and Swing Line Advances pursuant to this Section 2.16 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS OF LENDING

Section 3.1            Conditions Precedent to Initial Extension of Credit.

The obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of each of the following conditions precedent before or concurrently with the Initial Extension of Credit:

(a)           The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and the Lenders:

(i)            The Notes payable to the order of the Lenders duly executed by the Borrower.

(ii)           The Security Agreement, duly executed by each Loan Party, together with:

(A)          Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(B)           searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party, the jurisdiction of the chief executive office of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Liens permitted under Section 6.1;

(C)           evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby;

(D)          original stock certificates representing the Pledged Shares referred to in the Security Agreement, accompanied by undated stock powers executed in blank and irrevocable proxies; and

(E)           the Note Assignment Agreement together with all intercompany notes in substantially the form of Exhibit G hereto (each an “Intercompany Note” and collectively, the “Intercompany Notes”) made by the Borrower’s Subsidiaries payable to the Borrower and duly endorsed to the Administrative Agent.

(iii)          Subject to Section 5.16:

(A)          mortgages or appropriate amendments to any existing Mortgages duly executed by the applicable Loan Party for each Mortgaged Property listed on Schedule 4.21, together with evidence that counterparts of the Mortgages or amendments have been delivered to a title insurance company (reasonably acceptable to the Lenders) insuring the Lien of the Mortgages or amendments for recording in all places to the extent necessary or desirable, in the reasonable judgment of the Lenders, to create a valid and enforceable first priority lien on each Mortgaged Property listed on Schedule 4.21 (subject only to Permitted Real Property Encumbrances) in favor of the Administrative Agent (or a trustee acting on behalf of the Administrative Agent required or desired under local law) for the benefit of the Secured Parties;

(B)           mortgagee title insurance policies or appropriate endorsements to any existing title insurance policies (or binding commitments to issue such title insurance policies or endorsements) which shall (1) be issued to the Administrative Agent for the benefit of the Secured Parties by title insurance companies reasonably satisfactory to the Administrative Agent (the “Mortgage Policies”) in amounts reasonably satisfactory to the Administrative Agent insuring that the Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects, encumbrances and other Liens except Permitted Real Property Encumbrances, (2) be in form and substance reasonably satisfactory to the Administrative Agent (3) include, as appropriate, an endorsement for future advances under this Agreement, the Notes and the Mortgages and such other endorsements that the Administrative Agent in its discretion may reasonably request, (4) not include an exception for mechanics’ liens, and (5) provide for affirmative insurance and such reinsurance (including direct access agreements) as the Administrative Agent in its discretion may reasonably request; and

(C)           surveys, in form and substance satisfactory to the Administrative Agent, of each Mortgaged Property listed on Schedule 4.21, reasonably acceptable to the Administrative Agent and sufficient to delete any standard printed survey exception which otherwise would be contained in the Mortgage Policies, certified by a licensed professional surveyor in a manner satisfactory to the Administrative Agent for the benefit of the Lenders.

(iv)          The Intellectual Property Security Agreement, duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first and only priority Liens and security interests created under the Intellectual Property Security Agreement has been taken.

(v)           The Subsidiary Guaranty, duly executed by each Domestic Subsidiary of the Borrower.

(vi)          Originals or facsimiles (followed promptly by originals) of the following, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(A)          copies of the certificate or articles of incorporation and bylaws (or equivalent or comparable constitutive documents in the case of any Person that is not a corporation) of each Loan Party certified to be true and complete as of a recent date by the appropriate governmental authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(B)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(C)           subject to Section 5.16, such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(vii)         (A) Audited annual financial statements of (1) the Borrower and its Consolidated Subsidiaries for the Fiscal Years ended July 31, 2003 and July 31, 2004 and (2) Crosstex for the fiscal years ended April 30, 2003, April 30, 2004 and April 30, 2005 (which 2005 audit shall be accompanied by an unqualified opinion of the auditors, which may be in draft form), (B) interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available and (C) pro forma financial statements as to each of the Loan Parties and forecasts prepared by management of the Borrower, all in form and substance reasonably satisfactory to the Lenders.

(viii)        A Notice of Borrowing with respect to each Facility pursuant to which the Borrower shall request an Initial Extension of Credit.

(b)           All necessary governmental and third party approvals (which third party approvals are material) and compliance with all laws, including ERISA, except to the extent that failure by the Borrower, Crosstex or their Subsidiaries in connection with the operations of their business to comply with laws would not have or would not reasonably be expected to have a Material Adverse Effect (excluding for purposes of this exception the consummation of the Crosstex Acquisition and financing transaction contemplated herein).

(c)           The Borrower shall have delivered a certificate, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the Solvency of the Borrower immediately before and immediately after giving effect to the Transaction, from its president or a vice president.

(d)           Subject to Section 5.16, the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as loss payee or an additional insured, as applicable,  under all insurance policies to be maintained with respect to the properties of the Borrower and its Subsidiaries (including Crosstex) forming any part of the Collateral under the Security Agreement and the other Collateral Documents.

(e)           There shall exist no Default under any of the Loan Documents.

(f)            The Borrower shall have paid to Administrative Agent and the Lenders all fees required to be paid on or before the Closing Date, and the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date.

(g)           The Crosstex Acquisition shall have been, or shall be concurrently, consummated pursuant to the terms and conditions of the Purchase Agreements and in accordance with applicable law, and otherwise on terms reasonably satisfactory to the Administrative Agent. The Purchase Agreements shall not have been materially altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived, without the prior written consent of the Administrative Agent.  The Administrative Agent shall have received certified copies of each of the Crosstex Acquisition  Documents, each of which shall be satisfactory to the Lenders and in full force and effect.

(h)           After giving effect to the Initial Extensions of Credit, there shall be at least $4,000,000 of Revolving Credit Availability.

(i)            The absence of any material adverse change in the condition (financial or otherwise), operations, business, properties and/or prospects of (i) the Borrower and its Subsidiaries, taken as a whole, since July 31, 2004 and (ii) Crosstex, since April 30, 2005.

(j)            The Administrative Agent shall have received opinions of legal counsel to the Loan Parties in form and substance reasonably satisfactory to it.

(k)           There shall be no litigation or administrative proceedings or other legal or regulatory developments actual or threatened that would be reasonably expected to result in a Material Adverse Effect on (a) the condition (financial or otherwise), business, properties, operations, or prospects since July 31, 2004, in respect of the Borrower and its Subsidiaries and since April 30, 2005, in respect of Crosstex or (b) on the rights and remedies of the Administrative Agent or on the ability of the Borrower and its Subsidiaries (including Crosstex) to perform their obligations.

Section 3.2            Conditions Precedent to Each Borrowing and Issuance.

The obligation of each appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.3(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.2(b)), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance thereof) or renew a Letter of Credit and the right of the Borrower to request the issuance or renewal of a Letter of Credit shall each be subject to the further conditions precedent that on the date of each such Borrowing or issuance or renewal:

(a)           Each of the conditions precedent listed in Section 3.1 shall have been previously or concurrently satisfied in accordance with this Agreement.

(b)           The following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, or Letter of Credit Application and the acceptance by the Borrower of the proceeds of a Borrowing or of a Letter of Credit or the renewal of a Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i)            the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, issuance or renewal, in which case, as of such specific date;

(ii)           no event has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom, that constitutes a Default;

(iii)          for each Revolving Credit Advance, Swing Line Advance made by the Swing Line Bank or issuance or renewal of any Letter of Credit, the outstanding amount of the Revolving Credit Advances shall not be in excess of the remaining Revolving Credit Availability after giving effect to any such Advance or issuance or renewal, respectively; and

Section 3.3            Determinations Under Section 3.1.

For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Initial Extension of Credit specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants as follows:

Section 4.1            Organization.

Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect and (c) has all requisite organizational power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

Section 4.2            Subsidiaries.

Set forth on Schedule 4.2 hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the Closing Date, showing (as to each such Subsidiary) the jurisdiction of its organization, the number of shares of each class of capital stock or other equity interests authorized, and the number outstanding, on the Closing Date and the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date.  All of the outstanding capital stock or other equity interests of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

Section 4.3            Corporate Power, Authorization.

The execution, delivery and performance by each Loan Party of this Agreement, the Notes, each other Loan Document and each Crosstex Acquisition Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s powers, have been duly authorized by all necessary action, and do not (a) contravene such Loan Party’s charter, bylaws or equivalent or comparable constitutive documents,  (b) violate any law (including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (c) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust, lease or other material contract, instrument or agreement binding on or affecting any Loan Party, any of its Subsidiaries or any of their respective properties or (d) except for the Liens created under the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument or agreement, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

Section 4.4            Governmental Authorizations, Approvals.

Other than those which have been obtained or made, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is or was required, for (a) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes, any other Loan Document or any Crosstex Acquisition Document to which it is or is to be a party, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created by the Collateral Documents or (d) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 4.5            Due Execution, Validity, Enforceability.

This Agreement and each Crosstex Acquisition Document has been, and each of the Notes and each other Loan Document has been or when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement and each Crosstex Acquisition Document is, and each of the Notes and each other Loan Document has been or when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

Section 4.6            Financial Statements; Material Adverse Change.

(a)           The consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at July 31, 2004, and the related consolidated and consolidating statements of income and consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year then ended, accompanied by (in the case of such Consolidated financial statements) an opinion of Ernst & Young LLP, independent auditors, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at April 30, 2005, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period then ended, duly certified by the president or a vice president of the Borrower, fairly present, subject, in the case of said balance sheet as at April 30, 2005, and said statements of income and cash flows for the period then ended, to year-end type adjustments, the Consolidated (and, with respect to the balance sheet dated July 31, 2004, consolidating) financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated (and, with respect to the statement of income dated July 31, 2004, consolidating) results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, and, since July 31, 2004, there has been no Material Adverse Change; and

(b)           The consolidated balance sheet of Crosstex as at April 30, 2005, and the related consolidated statement of income and consolidated statement of cash flows of Crosstex for the Fiscal Year then ended, accompanied by an opinion of McGladrey & Pullen, LLP, independent public accountants, fairly present the Consolidated financial condition of Crosstex as at such date and the Consolidated results of the operations of Crosstex for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and, since April 30, 2005, there has been no Material Adverse Change.

Section 4.7            Pro Forma Historical Financial Statements.

The Consolidated pro forma balance sheet of the Borrower and its Subsidiaries and Crosstex as at April 30, 2005, and the related Consolidated pro forma statement of income of the Borrower and its Subsidiaries and Crosstex for the nine month period ended April 30, 2005, fairly present the Consolidated pro forma financial condition of the Borrower and its Subsidiaries and Crosstex as at such date and the Consolidated pro forma results of operations of the Borrower and its Subsidiaries and Crosstex for the nine month period ended on such date, in each case after giving effect to the Transaction.

Section 4.8            Accurate Information.

None of the information, exhibits or reports furnished by any Loan Party to the Administrative Agent or any Lender Party in connection with the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

Section 4.9            Litigation.

Other than the litigation disclosed on Schedule 4.9 (the “Disclosed Litigation”), there is no action, suit, investigation, litigation or proceeding affecting the Borrower, any other Loan Party or any of their respective Subsidiaries, including, without limitation, any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that could reasonably be expected to have a Material Adverse Effect, and there has been no Material Adverse Change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.9.

Section 4.10         Regulation U.

Neither the Borrower nor any other Loan Party nor any of their respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Section 4.11         ERISA.

(a)           Except as set forth on Schedule 4.11 hereto, neither the Borrower nor any of its ERISA Affiliates maintains or has maintained any Plans or Multiemployer Plans.  Set forth on Schedule 4.11 is a complete and accurate list of all Welfare Plans and all defined contribution plans in respect of which any Loan Party could have liability.

(b)           Except as set forth in the financial statements referred to in this Section 4.6 and in Article VII, neither the Borrower, any of the other Loan Parties nor any of their respective Subsidiaries has any material liability with respect to “expected post retirement benefit obligations” within the meaning of Statement of Financial Accounting Standards No. 106.

Section 4.12         Casualty.

Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

Section 4.13         Environmental Matters.

(a)           The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all known past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could reasonably be expected to (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b)           Except as disclosed on, or in the environmental assessment reports listed on, Schedule 4.13 hereto, (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and, to the best of its knowledge, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or, to the best of its knowledge, have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently owned or operated by any Loan Party or any of its Subsidiaries, or any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c)           Except as disclosed on, or in the environmental assessment reports listed on, Schedule 4.13, no Loan Party or any of its Subsidiaries is undertaking or has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or Remedial, Response or Removal action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated by any Loan Party or any of its Subsidiaries or any property formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

Section 4.14         Burdensome Documents.

Except as set forth on Schedule 4.14, no Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.

Section 4.15         Priority of Liens.

The Collateral Documents create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a valid and, upon either the filing by the Administrative Agent or its representative of the proper financing statements referred to in Section 3.1(a)(ii) hereof or the taking of possession of appropriate collateral, perfected first priority security interest in the Collateral (other than Permitted Liens) securing the payment of the Obligations.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens and security interests created or expressly permitted under the Loan Documents.

Section 4.16         Taxes.

(a)           Each Loan Party and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(b)           Set forth on Schedule 4.16(b) is a complete and accurate list of each taxable year of each Loan Party and each of its Subsidiaries for which Federal income tax returns have been filed and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred by reason of extension or otherwise (an “Open Year”).

(c)           Other than as disclosed on Schedule 4.16(c), there is no unpaid amount of adjustments to the Federal income tax liability of any Loan Party or any of its Subsidiaries proposed by the Internal Revenue Service with respect to Open Years.  No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)           Other than as disclosed on Schedule 4.16(d), there is no unpaid amount of adjustments to the state, local and foreign tax liability of each Loan Party and each of its Subsidiaries proposed by any state, local or foreign taxing authorities (other than amounts arising from adjustments to Federal income tax returns).  No issues have been raised by such taxing authorities that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e)           Except as disclosed on Schedule 4.16(e), no “ownership change” as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the “separate return limitation year” or “consolidated return change of ownership” limitations under the Federal income tax consolidated return regulations, has occurred with respect to any Loan Party.

Section 4.17         Compliance with Securities Laws.

No Loan Party and none of any Loan Party’s Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the Transaction, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder or any takeover, disclosure or other federal, state or foreign securities law or Regulations T, U or X of the Federal Reserve Board.  The Borrower is not subject to regulation under any federal, state or foreign statute or regulation which limits its ability to incur Debt.

Section 4.18         Solvency.

Each Loan Party is, individually and together with its Subsidiaries, Solvent.

Section 4.19         Debt.

Set forth on Schedule 4.19 is a complete and accurate list of all Debt of the Borrower and its Subsidiaries the principal amount of which is greater than $100,000, which Debt shall remain outstanding after giving effect to the transactions contemplated hereby, showing as of the Closing Date the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

Section 4.20         No Defaults, Compliance with Laws.

(a)           Except as set forth on Schedule 4.20 hereto, no Loan Party is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a Material Adverse Effect.

(b)           Each Loan Party and, to our knowledge, each officer, director, employee or contractor of any of the foregoing (in so far as related to services provided in respect of the Borrower or any Subsidiary by any such officer, director, employee or contractor) has complied and is in compliance in all respects with all applicable laws, ordinances, regulations, resolutions, decrees and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign and all applicable Environmental Laws and Regulations, non-compliance with which could have a Material Adverse Effect.

Section 4.21         Owned Real Property.

Set forth on Schedule 4.21 is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries as of the Closing Date (each a “Mortgaged Property” and, collectively, the “Mortgaged Properties”), showing the street address, county or other relevant jurisdiction, state and record owner thereof.  Such Loan Party or such Subsidiary has good, marketable and insurable fee simple title to such Mortgaged Property, free and clear of all Liens, other than Permitted Real Property Encumbrances.  The Mortgages create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Mortgaged Property (and will create a valid and enforceable perfected security interest in and Lien on all fixtures and improvements related to such Mortgaged Property and affixed or added thereto on or after the Closing Date) in favor of the Administrative Agent (or such other trustees that may be named therein) for the benefit of the Secured Parties, superior to and prior to the rights of all third Persons (except that the security interest created in the Mortgaged Property may be subject to the Permitted Real Property Encumbrances related thereto) and subject to no other Liens (other than Permitted Real Property Encumbrances).

Section 4.22         Leased Real Property.

Set forth on Schedule 4.22 is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee as of the Closing Date, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  To the best knowledge of each Loan Party, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.  There exists no material default by the Borrower or any of its Subsidiaries party thereto under any lease set forth on Schedule 4.22 and, to the best knowledge of each Loan Party, there exists no material default under any lease set forth on Schedule 4.22 by any other party thereto.

Section 4.23         Material Contracts.

Set forth on Schedule 4.23 is a complete and accurate list of all Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date, showing the parties, subject matter and term thereof.  Except as could not reasonably be expected to have a Material Adverse Effect, each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms.  There exists no material default under any Material Contract by the Borrower or any of its Subsidiaries party thereto and, to the best knowledge of each Loan Party, there exists no default under any Material Contract by any other party thereto.

Section 4.24         Investments.

Set forth on Schedule 4.24 is a complete and accurate list of all Investments in excess of $250,000 held by any Loan Party or any of its Subsidiaries as of the Closing Date, showing the amount, obligor or issuer and maturity, if any, thereof.

Section 4.25         Intellectual Property.

Set forth on Schedule 4.25 is a complete and accurate list of all U.S. or Canadian registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of each Loan Party as of the Closing, showing the jurisdiction in which registered, the registration number, the date of registration and the expiration date.  Each Loan Party and each of their respective Subsidiaries owns or has rights to use all patents, trademarks, trade names, service marks, copyrights and other intellectual property necessary to conduct its business as now or heretofore conducted by it or proposed to be conducted by it.  Each Loan Party and each of their respective Subsidiaries conducts its business and affairs without infringement of or interference with any patent, trademark, trade name, service mark, copyright or other intellectual property of any other Person.  The Intellectual Property Security Agreement creates, as security for the obligations purported to be secured thereby, a valid and enforceable, and upon filing in the appropriate office, perfected security interest in and Lien on all of the Collateral purported to be covered thereby in favor of the Administrative Agent for the benefit of the Secured Parties, superior to and prior to the rights of all third Persons.

Section 4.26         Crosstex Acquisition Documents.

Each Crosstex Acquisition Document to which any Loan Party or any of its respective Subsidiaries is a party has been duly executed and delivered by such Loan Party or such Subsidiary, as the case may be, and, to the best knowledge of the Borrower, each Crosstex Acquisition Document has been duly executed and delivered by the parties thereto other than the Borrower and its Subsidiaries, and is in full force and effect.  The representations and warranties of any Loan Party and each of its respective Subsidiaries contained in each Crosstex Acquisition Document to which such Loan Party or such Subsidiary, as the case may be, is a party are true and correct in all material respects on the Closing Date and will be true and correct in all material respects on the Closing Date, as if made on each of such dates, and the Administrative Agent and each Lender Party shall be entitled to rely upon such representations and warranties with the same force and effect as if they were incorporated in this Agreement and made to the Administrative Agent and each Lender Party directly as of the Closing Date, the Closing Date.

Section 4.27         Fees.

No broker’s or finder’s fees or commissions or any similar fees or commissions will be payable by any Loan Party or any of its Subsidiaries with respect to the incurrence and maintenance of the Obligations, any other transaction contemplated by the Loan Documents or any services rendered in connection with any such transactions other than fees paid in connection with the Crosstex Acquisition.  The Borrower hereby covenants and agree to indemnify the Administrative Agent and each Lender Party against and hold the Administrative Agent and each Lender Party harmless from any claim, demand or liability for broker’s or finder’s fees or similar fees or commissions.

Section 4.28         Repatriation of Earnings of Foreign Subsidiaries.

Foreign Subsidiaries of the Borrower have deposited earnings in an amount sufficient to repay the Interim Term Facility in full into a deposit account or other accounts permitted pursuant to the Loan Documents (or shall have otherwise been invested in Cash Equivalents or other similar instruments reasonably acceptable to the Administrative Agent) pending the repatriation of such earnings to the Borrower.

A disclosure made by the Borrower in any Schedule to this Agreement that is sufficient to reasonably inform the reader with respect to information required to be disclosed in another Schedule to this Agreement in order to avoid a misrepresentation thereunder shall be deemed to have been made with respect to such other Schedule.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

Section 5.1            Compliance with Law.

Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA.

Section 5.2            Payment of Taxes, Etc.

Timely pay and discharge, and cause each of its Subsidiaries to timely pay and discharge, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (b) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that the Borrower and its Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against the Borrower or any of its Subsidiaries.

Section 5.3            Compliance with Environmental Laws.

Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and

Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits reasonably necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any Removal, Remedial or other Response action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that the Borrower and its Subsidiaries shall not be required to undertake any such cleanup, Removal, Remedial or Response action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves as determined by the Administrative Agent are being maintained with respect to such circumstances.

Section 5.4            Preparation of Environmental Reports.

The Borrower agrees that the Required Lenders may, upon reasonable prior notice, from time to time in their reasonable discretion, retain an independent professional consultant to prepare environmental site assessment reports for the Borrower or any of its Subsidiaries and/or to review any report relating to Hazardous Materials prepared by or for the Borrower, the cost of which shall be paid fifty (50%) by the Borrower and fifty percent (50%) ratably by the Lenders provided, that, if a Default has occurred and is continuing all such costs shall be at the Borrower’s sole expense and, upon a reasonable belief that the Borrower or any of its Subsidiaries has breached any covenant or representation with respect to environmental matters or that there has been a material violation of Environmental Laws by the Borrower or one of its Subsidiaries, the Administrative Agent may conduct its own investigation of such matter at any facility or property currently owned, leased, operated or used by the Borrower or one of its Subsidiaries and the Borrower agrees to use their best efforts to obtain permission for the Administrative Agent’s professional consultant to conduct its own investigation of any such matter at any facility or property previously owned, leased, operated or used by the Borrower or one of its Subsidiaries.  The Borrower and its Subsidiaries hereby grant to the Administrative Agent, its employees, consultants and contractors, the right to enter into or onto the facilities or properties currently owned, leased, operated or used by the Borrower or its Subsidiaries upon reasonable notice to the Borrower to perform such assessments on such property as are necessary to conduct such a review and/or investigation.  Any such investigation of any such facility or property shall be conducted, unless otherwise agreed to by the Borrower and the Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any facility or property or to cause any damage or loss to any facility or property.  The Borrower and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent will be obtained and shall be used by the Administrative Agent and Lender Parties for the purpose of internal credit decisions to monitor and police the Advances and/or protect the Administrative Agent’s and Lender Parties’ security interests in the Collateral.  The Administrative Agent agrees  to deliver a copy of any such report to the Borrower with the understanding that the Borrower acknowledges and agrees that (i) the Borrower will indemnify and hold harmless the Administrative Agent and each Lender Party from any costs, losses or liabilities relating to the Borrower’s use of or reliance on such report and (ii) neither the Administrative Agent nor any Lender Party makes any representation or warranty with respect to such report.

Section 5.5            Maintenance of Insurance.

Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

Section 5.6            Preservation of Existence, Etc.

Except with respect to Carsen and as permitted by Section 6.4, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises.

Section 5.7            Visitation Rights.

(a)           At any reasonable time and from time to time during normal business hours, upon reasonable notice, permit the Administrative Agent or the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of and visit the properties of the Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any such Subsidiaries with any of their officers or directors in a manner that does not unreasonably interfere with normal operations.

(b)           Permit the Administrative Agent and the Lender Parties to conduct on a semi-annual basis, at the sole cost and expense of the Borrower (which cost and expense shall not exceed $10,000 per audit) such commercial finance examinations and/or Collateral audits as the Administrative Agent may reasonably request.

Section 5.8            Keeping of Books.

Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each Subsidiary in accordance with GAAP.

Section 5.9            Maintenance of Properties, Etc.

Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are reasonably necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.10         Compliance with Terms of Leaseholds.

Make, and cause each of its Subsidiaries to make, all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.11         Performance of Material Contracts.

Perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms and provisions of each Material Contract to be performed or observed by it, maintain, and cause each of its Subsidiaries to maintain,  each such Material Contract in full force and effect, and enforce, and cause each of its Subsidiaries to enforce, each such Material Contract in accordance with its terms.

Section 5.12         Transactions with Affiliates.

Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arms-length transaction with a Person not an Affiliate.

Section 5.13         Additional Guarantors; Agreement to Grant Additional Security.

(a)           Promptly, and in any event within thirty (30) days after the acquisition of assets of the type that would constitute Collateral (other than assets with a fair market value of less than $250,000), including the capital stock or other equity interests of any direct or indirect Subsidiary of the Borrower, notify the Administrative Agent of the acquisition of such assets or investments and, to the extent not already Collateral in which the Administrative Agent has a perfected security interest pursuant to the Collateral Documents, such assets will become additional Collateral hereunder to the extent the Administrative Agent deems the pledge of such assets practicable (the “Additional Collateral”), and the Borrower will, and will cause each of its direct and indirect Subsidiaries to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to grant the Administrative Agent a perfected Lien in such Collateral (or comparable interest under foreign law in the case of foreign Collateral) pursuant to and to the full extent required by the Collateral Documents and this Agreement.

(b)           Promptly, and in any event no later than thirty (30) days after the acquisition or formation of any Domestic Subsidiary, cause such Domestic Subsidiary to become party to, or to execute and deliver a Subsidiary Guaranty, guarantying to the Administrative Agent and the Lenders the prompt payment, when and as due, of all Obligations.

(c)           Promptly, and in any event no later than thirty (30) days after the acquisition or formation of any Domestic Subsidiary, cause such Domestic Subsidiary to grant to the Administrative Agent, for the ratable benefit of the Lenders, a first priority Lien on all property (tangible and intangible) of such Domestic Subsidiary, including, without limitation, all of the equity interests of any of its Domestic Subsidiaries and 65% of the equity interests of any of its direct Foreign Subsidiaries, upon terms similar to those set forth in the Collateral Documents and otherwise satisfactory in form and substance to the Administrative Agent.  The Borrower shall cause each Domestic Subsidiary, at its own expense, to become a party to a Security Agreement, an Intellectual Property Security Agreement, a Mortgage and any other Collateral Document and to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Administrative Agent to be necessary or desirable for the creation and perfection of the foregoing Liens (including legal opinion, title insurance, consents, corporate documents and any additional or substitute security agreements or mortgages or deeds of trust).  The Borrower will cause each such Domestic Subsidiary to take all actions reasonably requested by the Administrative Agent (including, without limitation, the filing of UCC-1’s) in connection with the granting of such security interests.

(d)           Promptly, and in any event not later than thirty (30) days after a request by the Administrative Agent with respect thereto, (i) deliver to the Administrative Agent as Collateral security the original of all instruments, documents and chattel paper, and all other Collateral of which the Administrative Agent determines it should have physical possession in order to perfect and protect its security interest therein, duly pledged, endorsed or assigned to the Administrative Agent without restriction; (ii) use commercially reasonable efforts to obtain landlord waivers, in form and substance satisfactory to the Administrative Agent, with respect to any Inventory or other Collateral located at a location that is not owned by the Borrower or a Subsidiary; (iii) deliver to the Administrative Agent warehouse receipts covering any portion of the Inventory or other Collateral located in warehouses and for which warehouse receipts are issued; (iv) when an Event of Default exists, transfer Inventory to locations designated by the Administrative Agent; (v) if any Collateral valued in excess of $50,000 is at any time in the possession or control of any warehousemen, bailee or the Borrower’s agents or processors, notify the Administrative Agent thereof and notify such person of the Administrative Agent’s security interest in such Collateral and obtain a landlord waiver or bailee letter, in form and substance satisfactory to the Administrative Agent, from such person and instruct such person to hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions; (vi) if at any time any Inventory or other Collateral is located on any real property of the Borrower which is subject to a mortgage or other Lien, obtain a mortgagee waiver, in form and substance satisfactory to the Administrative Agent, from the holder of each mortgage or other Lien on such real property; (vii) when an Event of Default exists, with respect to any deposit accounts of the Loan Parties that are not maintained with the Administrative Agent or a Lender, obtain tri-party account control agreements with respect thereto, each in form and substance satisfactory to the Administrative Agent; and (viii) take all other reasonable actions and obtain all such other agreements as the Administrative Agent may reasonably deem necessary or desirable in respect of any Collateral.

(e)           The security interests required to be granted pursuant to this Section shall be granted pursuant to the Collateral Documents or, in the Administrative Agent’s discretion, such other security documentation (which shall be substantially similar to the Collateral Documents already executed and delivered by the Borrower and the Guarantors) as is satisfactory in form and substance to the Administrative Agent (the “Additional Collateral Documents”) and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except Liens permitted under Section 6.1.  The Additional Collateral Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Administrative Agent, for the benefit of the Lender Parties, granted pursuant to the Additional Collateral Documents and, all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower.  At the time of the execution and delivery of Additional Collateral Documents, the Borrower shall cause to be delivered to the Administrative Agent such agreements, opinions of counsel, and other related documents as may be reasonably requested by the Administrative Agent or the Required Lenders to assure themselves that this Section has been complied with.

Section 5.14         Performance of Crosstex Acquisition Documents.

Perform and observe, or cause the relevant Subsidiary to perform and observe, all of the terms and provisions of each Crosstex Acquisition Document to be performed or observed by it or such Subsidiary, maintain each such Crosstex Acquisition Document in full force and effect, enforce each such Crosstex Acquisition Document in accordance with its terms, take all such action required or permitted under the Crosstex Acquisition Documents to such end as may be from time to time reasonably requested by the Administrative Agent and, upon request of the Administrative Agent, make such demands and requests for action or for information and reports any Borrower or any Subsidiary is entitled to make under any Crosstex Acquisition Document.

Section 5.15         Cash Concentration Accounts.

The Borrower will maintain its main cash concentration accounts with the Administrative Agent or a Lender.

Section 5.16         Post-Closing Matters.

To the extent not delivered on the Closing Date,

(a)           Within ninety (90) days following the Closing Date (or such later date as the Administrative Agent determines in its discretion), the Borrower shall deliver pledge agreements with respect to (or take such other action as is necessary to allow the Administrative Agent to obtain a valid and enforceable, first priority, perfected security interest in) 65% of the stock of Minntech B.V. and Minntech Japan K.K., in each case under the laws of the respective jurisdictions of organization and together with legal opinions of counsel in such jurisdictions.

(b)           Within forty-five (45) days following the Closing Date (or such later date as the Administrative Agent determines in its discretion), the Borrower shall deliver all documentation required to be delivered pursuant to Section 3.1(a)(iii)(B) and the survey for the Crosstex property required to be delivered pursuant to Section 3.1(a)(iii)(C).

(c)           Within ten (10) Business Days following the Closing Date (or such later date as the Administrative Agent determines in its discretion), the Borrower shall deliver all documentation required to be delivered pursuant to Section 3.1(d).

(d)           Within thirty (30) days following the Closing Date (or such later date as the Administrative Agent determines in its discretion), the borrower shall deliver the good standing certificates for MarCor Services, Inc. and Biolab Equipment Atlantic, Ltd. required to be delivered pursuant to Section 3.1(a)(vi)(C).

ARTICLE VI

NEGATIVE COVENANTS

So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower covenants that, without the prior consent of the Required Lenders, it will not, at any time, and will not permit any Subsidiary to:

Section 6.1            Liens, Etc.

Create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code or any other statute of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file any such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

(a)           Liens created under the Loan Documents;

(b)           Permitted Liens;

(c)           Liens existing on the Closing Date and described on Schedule 6.1(c);

(d)           Purchase money Liens securing Debt permitted under Section 6.2(c)(i) upon real property or Equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such real property or Equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such real property or Equipment to be subject to such Liens, or Liens existing on any such real property or Equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for a substantially equivalent or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the real property or Equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(e)           Liens arising in connection with Capitalized Leases or Operating Leases permitted under Section 6.2(c)(i) or Section 6.2(c)(ii), as applicable; provided, that no such Lien shall extend to or cover any Collateral or any assets other than the assets subject to such Capitalized Leases or Operating Leases;

(f)            Liens granted by Carsen as required or permitted under the Canadian Credit Agreement; and

(g)           The replacement, extension or renewal of any Lien permitted by clauses (b) through (e) above upon or in the same property theretofore subject thereto in connection with the replacement, extension or renewal (without increase in the amount or any change in any direct or contingent obligor other than insofar as Borrower is permitted to incur the Debt in connection therewith pursuant to Section 6.2(c)(i)) of the Debt secured thereby.

Section 6.2            Debt.

Create, incur, assume or suffer to exist any Debt other than:

(a)           In the case of the Borrower, (i) Debt incurred pursuant to the Loan Documents and (ii) Debt owed to a Subsidiary as a result of cash advances from such Subsidiary to Borrower after the Closing Date which shall be repaid from time to time;

(b)           In the case of any of the Subsidiaries of the Borrower, Debt owed to the Borrower or to a Wholly Owned Domestic Subsidiary of the Borrower; provided, that such Debt shall be evidenced by an Intercompany Note, such Intercompany Note is assigned and pledged to the Administrative Agent pursuant to the terms of the Security Agreement and the Note Assignment Agreement and there are no restrictions whatsoever on the ability of such Subsidiary to repay such Debt;

(c)           In the case of the Borrower and any of its Subsidiaries:

(i)            (A) Debt secured by Liens permitted by Section 6.1(d) not to exceed in the aggregate $500,000 at any time outstanding, (B) Capitalized Leases, collectively not to exceed in the aggregate $250,000 at any time outstanding, (C) Operating Leases with a maximum annual rental obligation collectively not to exceed in the aggregate $3,000,000 at any time outstanding and (D) Debt existing on the Closing Date and described on Schedule 4.19; and

(ii)           endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d)           In the case of Carsen, Debt incurred pursuant to (i) the Canadian Credit Agreement in an amount not to exceed $5,000,000 and (ii) the Hedge Agreements permitted under Section 6.16(b); and

(e)           Debt assumed in connection with a Permitted Acquisition but not incurred in contemplation thereof.

Section 6.3            Accounts Payable.

Permit any accounts payable of the Borrower or any of its Subsidiaries arising from the purchase of property or services, including, without limitation, Inventory acquired for resale to be outstanding for longer than 120 days from the date of incurrence, except (a) accounts payable which by their terms become payable after 120 days from incurrence or (b) accounts payable that are subject to good faith dispute by the Borrower.

Section 6.4            Fundamental Changes.

(a)           Merge into or consolidate with any Person or permit any Person to merge into it except that so long as no Default shall have occurred and be continuing and so long as no Default would result therefrom, (A) the Borrower or any Wholly-Owned Subsidiaries of the Borrower may make Permitted Acquisitions; (B) any Subsidiary of the Borrower may consolidate with or merge into the Borrower or any Wholly-Owned Subsidiary of the Borrower if the Borrower or such Wholly-Owned Subsidiary will be the surviving corporation; and (C) any Subsidiary may sell, lease, transfer, contribute or otherwise dispose of its assets, in whole or in part, to Borrower or any other Wholly-Owned Subsidiary of the Borrower, and may, following any such disposition in whole, liquidate and dissolve and the Borrower may transfer, contribute or otherwise dispose of its assets in whole or in part to any Wholly-Owned Subsidiary of the Borrower, provided that the Borrower shall have given the Administrative Agent not less than ten (10) Business Days prior written notice and prior to effecting such merger, Borrower shall take all actions, if any, reasonably required by the Administrative Agent to preserve the Administrative Agent’s security interest in the Collateral and all other rights and remedies of the Lenders and the Administrative Agent under the Loan Documents or otherwise then existing by law;

(b)           Except for the Carsen Disposition and as otherwise expressly permitted herein, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), convey, sell, assign, lease, transfer or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property, business or assets,; or

(c)           Except for Permitted Acquisitions as expressly permitted herein, acquire all or substantially all of the assets of any other Person (including the capital stock or other equity interests thereof).

Section 6.5            Sales, Etc. of Assets.

Sell, lease, transfer or otherwise dispose of any assets or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(a)           sales of Inventory in the ordinary course of business;

(b)           sales of obsolete Equipment in the ordinary course of business;

(c)           subject to compliance with Section 2.6(b)(ii), the Carsen Disposition;

(d)           subject to compliance with Section 2.6(b)(ii), the sale of any asset by the Borrower or any of its Subsidiaries (other than an asset included in Section 6.5(a), (b), (c) or (e)) so long as (i) the purchase price paid to the Borrower or such Subsidiary for such asset shall be no less than the fair market value of such asset at the time of such sale, (ii) the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash and (iii) the aggregate purchase price paid to the Borrower and all of its Subsidiaries for such asset and all other assets sold by the Borrower and its Subsidiaries (other than an asset included in Section 6.5(a), (b), (c) or (e)) in any Fiscal Year pursuant to this clause (c) shall not exceed $500,000; and

(e)           subject to compliance with Section 2.6(b)(ii), sales of assets (other than an asset included in Section 6.5(a), (b) or (c)) the aggregate purchase price of which in any Fiscal Year does not exceed $250,000.

Section 6.6            Investments in Other Persons.

Make or hold any Investment in any Person other than:

(a)           Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the Closing Date and described on Schedule 6.6(a), and additional Investments in Wholly Owned Subsidiaries of the Borrower; provided, however, that no more than an aggregate amount equal to $2,000,000 outstanding at any time in addition to amounts previously invested shall be invested from the Closing Date by the Loan Parties in Foreign Subsidiaries; and, provided, further, that with respect to Investments in any newly acquired or created Wholly Owned Subsidiary (other than a Foreign Subsidiary), any such Subsidiary shall become a Guarantor pursuant to the terms of the Subsidiary Guaranty and an additional grantor pursuant to the terms of the Security Agreement and Intellectual Property Security Agreement and otherwise comply with Section 5.13;

(b)           Loans and advances to officers and other employees in the ordinary course of the business of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $250,000 at any time outstanding;

(c)           Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(d)           Investments by the Borrower and its Subsidiaries in Bank Hedge Agreements;

(e)           Investments consisting of intercompany Debt permitted under Section 6.2(b);

(f)            Investments existing on the Closing Date and described on Schedule 6.6(f) hereto;

(g)           Investments by the Borrower and its Subsidiaries in deposit accounts opened in the ordinary course of business;

(h)           Investments consisting of accounts receivable in the ordinary course of business;

(i)            Investments consisting of other marketable securities the aggregate purchase price of which shall not exceed $500,000; and

(j)            Permitted Acquisitions.

Section 6.7            Dividends, Etc.

Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any such capital stock or any warrants, rights or options to acquire such capital stock, except:

(a)           the Borrower may declare and pay dividends and distributions payable solely in common stock of the Borrower;

(b)           a Subsidiary of the Borrower may declare and pay dividends and distributions to the Borrower;

(c)           the Borrower may consummate the Crosstex Acquisition;

(d)           for issuances of stock expressly permitted by Section 6.18; and

(e)           stock acquired as the purchase price for stock to be issued pursuant to an Equity Compensation Plan or pursuant to any stock option issued by the Borrower.

Section 6.8            Change in Nature of Business.

Make any material change in the nature of its business as carried on at the Closing Date, it being understood and agreed that the Carsen Disposition shall not constitute a breach of this Section 6.8.

Section 6.9            Charter Amendments.

Amend its certificate or articles of incorporation, bylaws or any equivalent or comparable constitutive document if such amendment could impair the interests or rights of the Administrative Agent or any Lender Party.

Section 6.10         Accounting Changes.

Make or permit any change in (a) accounting policies or reporting practices, except as mandated or permitted by GAAP, or (b) its Fiscal Year (other than to change Crosstex’s fiscal year to coincide with the Borrower’s Fiscal Year.

Section 6.11         Prepayments, Etc. of Debt.

(a)           Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, other than (i) the prepayment of the Advances in accordance with the terms of this Agreement (ii) regularly scheduled or required repayments or redemptions of Debt and (iii) the prepayment of payables in the ordinary course of business in connection with any discounting arrangements, (b) amend, modify or change in any manner any term or condition of any Debt the principal amount of which is greater than $100,000, or (c) permit any of its Subsidiaries to do any of the foregoing other than to repay any Debt payable to the Borrower, provided, that, Carsen shall be permitted to prepay Debt as required or permitted under the Canadian Credit Agreement.

Section 6.12         Amendment, Etc.  of Crosstex Acquisition Documents.

Cancel or terminate any Crosstex Acquisition Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Crosstex Acquisition Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Crosstex Acquisition Document or take any other action in connection with any Crosstex Acquisition Document that would, in any such case, impair the value of the interests or rights of the Borrower thereunder, or would impair the interests or rights of the Administrative Agent or any Lender Party.

Section 6.13         Amendment, Etc. of Material Contracts.

Except in connection with the Carsen Disposition, cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract or take any other action in connection with any Material Contract in any said events that would materially impair the value of the interests or rights of the Borrower thereunder or that could impair the interests or rights of the Administrative Agent or any Lender Party.

Section 6.14         Negative Pledge.

Enter into or suffer to exist any agreement prohibiting or conditioning the creation or assumption of any Lien in favor of the Administrative Agent upon any of its properties or assets, other than as provided in the Loan Documents.

Section 6.15         Partnerships, New Subsidiaries.

(a)           Become a general partner in any general or limited partnership or joint venture, or

(b)           Create any new Subsidiary, unless the Borrower and such Subsidiary comply with Section 5.13, including, without limitation, by causing such newly created Subsidiary to become a Guarantor pursuant to the terms of the Subsidiary Guaranty and an additional grantor pursuant to the terms of the Security Agreement and Intellectual Property Security Agreement and all shares of the capital stock of such Subsidiary (or 65% of the shares, in the case of Foreign Subsidiaries, unless such shares are required to be pledged under the Canadian Credit Agreement) to be pledged to the Administrative Agent pursuant to the Security Agreement.

Section 6.16         Speculative Transactions.

Engage in any transaction involving commodity options or futures contracts or derivatives or any similar speculative transactions, except for (a) Bank Hedge Agreements, (b) Hedge Agreements used by Carsen to mitigate the financial risk of currency fluctuations between the Dollar and the Canadian Dollar which shall not exceed twenty-four (24) months in duration and shall be in an aggregate notional amount not to exceed $35,000,000 outstanding at any time and (c) Hedge Agreements used by Minntech

Corporation to mitigate the financial risk of currency fluctuations between the Dollar and either the Eurodollar or the Japanese Yen which shall not exceed twelve (12) months in duration and shall be in an aggregate notional amount not to exceed $12,000,000 outstanding at any time.

Section 6.17         Capital Expenditures.

Make any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Subsidiaries in any Fiscal Year to exceed $7,500,000; provided, however, that amounts permitted to be expended in a Fiscal Year that are not expended in such Fiscal Year, but not in excess of fifty percent (50%) of such prior Fiscal Year’s unused amount (not including any amount permitted to be carried forward from a prior Fiscal Year), shall be permitted to be expended in (but only in) the subsequent Fiscal Year.

Section 6.18         Issuance of Stock.

The Borrower will not, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower, except (a) to the Borrower, (b) to qualify directors if required by applicable law, (c) as set forth in Schedule 6.18, (d) pursuant to the Crosstex Acquisition in accordance with the Crosstex Acquisition Documents, (e) issuances of capital stock by the Borrower in connection with a Permitted Acquisition, (f) by the Borrower in connection with the exercise of stock options issued pursuant to a Stock Option Plan or grant pursuant to an Equity Compensation Plan, and (g) issuances of capital stock of the Borrower but only on the condition that no such instrument or security by its terms shall mandate or require the Borrower to, and no holder thereof shall have the right to require the Borrower to, (i) declare or pay any cash dividends or cash distributions in respect thereof or (ii) purchase, redeem, retire, defease or otherwise acquire for cash any of its capital stock, warrants, options or rights to acquire such capital stock or (iii) issue securities in respect thereof which payments of or in respect of which are not subordinate to the Obligations under the Loan Documents; and, provided, further that no such capital stock shall contain any rights, whether or not on conversion or otherwise that, if exercisable or exercised on the date of issuance could result in a Change of Control, or if exercisable or exercised at any time thereafter could reasonably be expected to result in a Change of Control, and any references in this Agreement to permitted issuances of capital stock of the Borrower shall be subject to the terms of this Section 6.18.

Section 6.19         Guaranteed Obligations.

Create, incur, assume or permit to exist any Guaranteed Obligations except (a) by endorsement of instruments or items of payment for deposit to the general account of any Loan Party, (b) for Guaranteed Obligations set forth on Schedule 6.19.

Section 6.20         Use of Certain Earnings of Foreign Subsidiaries.

Until the Interim Term Facility has been repaid in full, use the earnings of Foreign Subsidiaries described in Section 4.28 for any purpose other than to repay the Interim Term Facility.

ARTICLE VII

REPORTING REQUIREMENTS

So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and Lender Parties:

Section 7.1            Default Notice.

As soon as possible and in any event within two (2) Business Days after a Responsible Officer of the Borrower obtains knowledge of the occurrence of any Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect, a statement of the president or a vice president of the Borrower setting forth details of such Default or event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

Section 7.2            Quarterly Financials.

At the earlier of the date of filing with the Securities and Exchange Commission of Borrower’s quarterly report on form 10-Q or fifty (50) days after the end of each fiscal quarter of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries, and consolidating balance sheet of the Borrower and its Subsidiaries, as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries, and a consolidating statement of income of the Borrower and its Subsidiaries, for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries and a consolidating statement of income of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified by the president or a vice president of the Borrower as having been prepared in accordance with GAAP (subject to year-end type adjustments), together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the financial covenants contained in Article VIII, provided, that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Article VIII, a statement of reconciliation conforming such financial statements to GAAP; provided, further, that to the extent that comparable information is set forth in the Borrower’s quarterly report on form 10-Q filed with the Securities and Exchange Commission for each such quarter, delivery to the Administrative Agent and the Lender Parties of such 10-Q within the time period specified above shall be acceptable for purposes of this Section 7.2.

Section 7.3            Annual Financials.

At the earlier of the date of filing with the Securities and Exchange Commission of Borrower’s annual report on Form 10-K or one hundred five (105) days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries, and consolidating balance sheet of Borrower and its Subsidiaries, as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries, and a consolidating statement of income of the Borrower and its Subsidiaries, for such Fiscal Year, in each case setting forth in comparative form the corresponding figures for the prior Fiscal Year in the case of such Consolidated financial statements accompanied by an opinion acceptable to the Administrative Agent of Ernst & Young LLP or other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, with the consent of the Required Lenders, together with (a) a letter of such accounting firm to the Administrative Agent and Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (b) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Article VIII, provided, that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Article VIII, a statement of reconciliation conforming such financial statements to GAAP and (c) a certificate of the president or a vice president of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

Section 7.4            Annual Forecasts.

As soon as available and in any event no later than sixty (60) days after the end of each Fiscal Year, (i) forecasts prepared by management of the Borrower, including balance sheets, income statements and cash flow statements on a quarterly basis, prepared on a basis consistent with the financial statements delivered pursuant to Sections 7.2 and 7.3 and (ii) a business plan, in each case for the Fiscal Year following such Fiscal Year then ended and in form reasonably satisfactory to the Administrative Agent.

Section 7.5            ERISA Events and ERISA Reports.

(i)            Promptly and in any event within twenty (20) days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the president or a vice president of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (ii) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

Section 7.6            Plan Terminations.

Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan or correspondence from the PBGC indicating it is considering termination of any Plan.

Section 7.7            Actuarial Reports.

Promptly upon receipt thereof by any Loan Party or any ERISA Affiliate, a copy of the annual actuarial valuation report for each Plan the funded current liability percentage (as defined in Section 302(d)(8)(B) of ERISA) of which is less than 90% or the unfunded current liability (as defined in Section 302(d)(8)(A) of ERISA) of which exceeds $500,000 or the present value of benefit liabilities as of the latest actuarial valuation date for such Plan (but not prior to 12 months prior to the Closing Date), determined on the basis of a shut down of the company in accordance with actuarial assumptions used by the PBGC in single-employer plan terminations, exceeds the market value of assets exclusive of any contributions due to the Plan by $500,000.

Section 7.8            Plan Annual Reports.

Upon the request, from time to time, of the Administrative Agent, promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each

Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan (to the extent applicable).

Section 7.9            Annual Plan Summaries.

As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, an annual summary of actuarial valuation and other information with respect to each Plan in form, substance and detail satisfactory to the Administrative Agent.

Section 7.10         Multiemployer Plan Notices.

Promptly and in any event within five (5) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning, or other correspondence with respect to, (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii).

Section 7.11         Litigation.

Promptly after the commencement thereof, notice of all material actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, Federal, state, local or foreign, affecting any Loan Party or any of its Subsidiaries and, promptly after the occurrence thereof, notice of any Material Adverse Change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.9.

Section 7.12         Securities Reports.

Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its equity holders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any other governmental authority or with any national securities exchange.

Section 7.13         Creditor Reports.

Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit agreement or similar agreement or instrument and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Article VII.

Section 7.14         Agreement Notices.

Promptly upon the sending or receipt thereof, copies of all notices, requests and other documents sent or received by any Loan Party or any of its Subsidiaries under or pursuant to any Material Contract or indenture, loan or credit agreement or similar agreement or instrument regarding or related to any breach or default by any party thereto or any event that could materially impair the value of the interests or the rights of any Loan Party or any of its Subsidiaries or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Material Contract or indenture, loan or credit agreement or similar agreement or indenture and, from time to time upon request by the

Administrative Agent, such information and reports regarding the foregoing as the Administrative Agent may reasonably request.

Section 7.15         Revenue Agent Reports.

Within ten (10) days after receipt, copies of all Revenue Agent Reports (Internal Revenue Service Form 886), or other written proposals of the Internal Revenue Service, that propose, determine or otherwise set forth any adjustments to the Federal income tax liability of the affiliated group (within the meaning of Section 1504(a)(1) of the Internal Revenue Code) of which the Borrower is a member aggregating $250,000 or more.

Section 7.16         Environmental Conditions.

Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

Section 7.17         Real Property.

Upon the request, from time to time, of the Administrative Agent, promptly and in any event within thirty (30) days after any such request, a report supplementing Schedules 4.21 and 4.22 hereto, including an identification of all real and leased property disposed of by the Borrower or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to remain accurate and complete in all respects.

Section 7.18         Insurance.

Upon the request, from time to time, of the Administrative Agent, promptly and in any event within thirty (30) days after any such request, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent may reasonably request.

Section 7.19         Management Letters.

As soon as available and in any event within five (5) Business Days after the receipt thereof, copies of any “management letter” or similar letter received by the Borrower or its board of directors (or any committee thereof) from its independent public accountants.

Section 7.20         Extraordinary or Unusual Items.

As soon as possible but in any event within thirty (30) days after, the accrual of any extraordinary or unusual item that might be deducted in determining net income of the Borrower or any of its Subsidiaries, notice thereof.

Section 7.21         Other Information.

Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries or the Collateral as the

Administrative Agent or any Lender Party (through the Administrative Agent) may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lender Parties materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lender Parties to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

ARTICLE VIII

FINANCIAL COVENANTS

So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower and its Subsidiaries on a Consolidated basis, will:

Section 8.1            Minimum EBITDA.

Maintain for each period set forth below EBITDA at not less than the respective amounts set forth below:

Four Fiscal Quarters ending on:	Minimum EBITDA

October 31, 2005 and each fiscal quarter thereafter through and including April 30, 2006	$25,000,000

July 31, 2006 and each fiscal quarter thereafter through and including October 31, 2006	$20,000,000

January 31, 2007 and each fiscal quarter thereafter through and including July 31, 2007	$22,000,000

October 31, 2007 and each fiscal quarter thereafter through and including July 31, 2008	$25,000,000

October 31, 2008 and each fiscal quarter thereafter	$30,000,000

Section 8.2            Consolidated Debt to EBITDA Ratio.

Maintain as of the end of each fiscal quarter of the Borrower a ratio of Consolidated Debt to EBITDA for the most recently completed four fiscal quarters of the Borrower of not more than the ratio set forth below:

Four Fiscal Quarters ending on:	Ratio

October 31, 2005 and each fiscal quarter thereafter through and including April 30, 2006	2.50 to 1.0

July 31, 2006 and each fiscal quarter thereafter through and including July 31, 2007	2.75 to 1.0

October 31, 2007 and each fiscal quarter thereafter through and including July 31, 2008	2.50 to 1.0

October 31, 2008 and each fiscal quarter thereafter	2.25 to 1.0

Section 8.3            Fixed Charge Coverage Ratio.

Maintain as of the end of each fiscal quarter of the Borrower a ratio of (i) EBITDA for the most recently completed four fiscal quarters of the Borrower, less Capital Expenditures made by the Borrower and its Subsidiaries during such period, less the aggregate amount of federal, state, local and foreign taxes paid or accrued by the Borrower and its Subsidiaries during such period, to the (ii) sum of (x) Interest Expense paid or payable by its terms by the Borrower and its Subsidiaries on all Debt during such period plus (y) principal amounts of all Debt paid or payable by its terms by the Borrower and its Subsidiaries during such period (other than the Interim Term Loan and Debt owed by Crosstex to JPMorgan Chase Bank that is repaid on the Closing Date)  plus (z) cash dividends paid or accrued by the Borrower to the holders of its common stock during such period, of not less than 1.25 to 1.0.

ARTICLE IX

EVENTS OF DEFAULT

If any of the following (“Events of Default”) shall occur and be continuing:

Section 9.1            Payment.

(a)           The Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (b) the Borrower shall fail to pay any interest on any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (b) within two (2) Business Days after the same becomes due and payable; or

Section 9.2            Representations and Warranties.

Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or confirmed; or

Section 9.3            Certain Covenants.

The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.14, 5.5, 5.6, 5.7, 5.13 or 5.14, Article VI or Article VIII; or

Section 9.4            Other Covenants.

Any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (a) a Responsible Officer of any Loan Party becomes aware of such failure or (b) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender Party; or

Section 9.5            Other Defaults.

Any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal or notional amount of at least $100,000 either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, in each case if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

Section 9.6            Bankruptcy, Etc.

Any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur, or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 9.6 (other than in respect of the Carsen Disposition); or

Section 9.7            Judgments.

(a)           Any judgment or order for the payment of money in excess of $250,000 (other than such a judgment or order as to which all amounts in excess of $250,000 are covered by insurance for which the appropriate insurer has acknowledged responsibility in writing) shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of seven (7) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(b)           Any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect; or

Section 9.8            Loan Documents.

Any material provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing; or

Section 9.9            Liens.

Any Collateral Document after delivery thereof shall for any reason cease to or otherwise not create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

Section 9.10         Change of Control.

Any Change of Control shall occur; or

Section 9.11         ERISA Events.

(a)           Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of the last such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Events) exceeds $100,000; or

(b)           Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $100,000 or requires payments exceeding $100,000 per annum; or

(c)           Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $100,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each appropriate Lender (other than the Commitment in respect of Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.3(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.2(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.3(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.2(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and (C) pursue any and all rights and remedies available under this Agreement or the other Loan Documents.

If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Article IX or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding.  If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.

After the exercise of remedies described above (or after the Advances have automatically become immediately due and payable and the Letters of Credit have been required to be cash collateralized as set forth above), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Bank (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Advances and Letter of Credit Advances and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Bank Hedge Agreement, ratably among the Lender Parties (and, in the case of such Bank Hedge Agreements and Treasury Management Agreements, Affiliates of Lenders) and the Issuing Bank in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Advances and Letter of Credit Advances, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Bank Hedge Agreement, (c) payments of amounts due under any Treasury Management Agreement and (d) cash collateralize the aggregate undrawn amount of Letters of Credit, ratably among the Lender Parties (and, in the case of such Bank Hedge Agreements and Treasury Management Agreements, Affiliates of Lenders) and the Issuing Bank in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1         Appointment and Authority.

Each of the Lender Parties hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 10.2         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3         Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1 and Article IX) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default (other than a Default caused by the Borrower’s failure to pay Obligations consisting of principal, interest or fees directly to the Administrative Agent, for the account of the Lenders, in accordance with the express terms of this Agreement) unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender Party.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Borrowing, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless the Administrative Agent shall have received notice to the contrary from such Lender Party prior to the making of such Borrowing or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5         Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.6         Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lender Parties and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lender Parties, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lender Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Parties directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Bank.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (b) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 10.7         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8         No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender Party hereunder.

Section 10.9         Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Obligation owing under any Loan Document shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations of the Loan Parties under the Loan Documents (other than Obligations under Bank Hedge Agreements or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Sections 2.8 and 11.4) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 11.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

Section 10.10       Collateral and Guaranty Matters.

The Lender Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations of the Loan Parties under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any disposition of assets permitted hereunder or under any other Loan Document or any casualty or condemnation event, or (iii) as approved in accordance with Section 11.1;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by subsections (d) and (e) of Section 6.1; and

(c)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

ARTICLE XI

MISCELLANEOUS

Section 11.1         Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)           no such amendment, waiver or consent shall:

(i)            extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Article IX) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 3.2 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)          reduce the principal of, or the rate of interest specified herein on, any Advance or Notes, or (subject to clause (i) of the final proviso to this Section 11.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or Note or to reduce any fee payable hereunder;

(iv)          change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v)           change any provision of this Section 11.1(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(vi)          except in connection with a disposition of assets permitted under Section 6.5, release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)         release the Borrower or, except in connection with a merger or consolidation permitted under Section 6.4 or a disposition of assets permitted under Section 6.5, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guarantied thereby; or

(b)           unless also signed by the Issuing Bank, no amendment, waiver or consent shall affect the rights or duties of the Issuing Bank under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)           unless also signed by the Swing Line Bank, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Bank under this Agreement; and

(d)           unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Federal Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Section 11.2         Notices Etc.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or any other Loan Party, the Administrative Agent, the Issuing Bank or the Swing Line Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.2; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender Party pursuant to Article II if such Lender Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender Party or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender Party or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the Issuing Bank and the Swing Line Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swing Line Bank.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lender Parties.  The Administrative Agent and the Lender Parties shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Notices of Swing Line Borrowing) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, each Lender Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.3         No Waiver; Remedies.

No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  Administrative Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

Section 11.4         Expenses; Indemnity; and Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender Party (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender Party), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender Party, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b)           Indemnification.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any liability under Environmental Laws related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower or the other Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.2(f).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Breakage Costs.  If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.9(b)(i) or 2.10(d) or a prepayment pursuant to Section 2.6(a) or (b), acceleration of the maturity of the Notes pursuant to Article IX or for any other reason, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by any Lender Party to fund or maintain such Advance.

(f)            Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.5         Right of Set-off.

Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Article IX to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Article IX, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of the Borrower or any of its Subsidiaries against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured.  Each Lender Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have at law, in equity or otherwise.

Section 11.6         Amendment and Restatement of Existing Credit Agreement.

The Borrower and the Lender Parties party to the Existing Credit Agreement each hereby agrees that, at such time as this Agreement shall have become effective pursuant to the terms of Article III, (a) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Credit Agreement, (b) the Commitments under the Existing Credit Agreement and as defined therein automatically shall be replaced with the Commitments hereunder and (c) all of the promissory notes executed by the Borrower in connection with the Existing Credit Agreement automatically shall be canceled and replaced with the Notes executed by the Borrower hereunder.  This Agreement is not a novation of the Existing Credit Agreement.

Section 11.7         Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Advances (including for purposes of this subsection (b), participations in Letters of Credit and in Swing Line Advances) at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative

Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Advances and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Advances, the Term A Advances or the Interim Term Advances;

(iii)          any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the Issuing Bank and the Swing Line Bank unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 11.4 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances and Letter of Credit obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Letters of Credit and/or Swing Line Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of the Section 11.1(a) that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.12 and 11.4(e) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.5 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitation on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

(h)           Resignation as Issuing Bank or Swing Line Bank after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Advances pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Bank.  In the event of any such resignation as Issuing Bank or Swing Line Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Bank, as the case may be.  If

Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all obligations owing to it with respect thereto (including the right to require the Lenders to make Letter of Credit Advances in unreimbursed drawings pursuant to Section 2.3(c)).  If Bank of America resigns as Swing Line Bank, it shall retain all the rights of the Swing Line Bank provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Prime Rate Loans or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.2(b).  Upon the appointment of a successor Issuing Bank and/or Swing Line Bank, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Bank, as the case may be, and (2) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 11.8         Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.9         No Liability of the Issuing Bank.

The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrowers prove were caused by (i) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection with any Letter of Credit at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 11.10       Confidentiality.

Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.10, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.10 or (y) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender Party on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lender Parties acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

Section 11.11       Further Assurances.

(a)           At any time and from time to time, upon the request of the Administrative Agent, the Borrower and each other Loan Party shall execute, deliver and acknowledge or cause to be executed, delivered or acknowledged, such further documents and instruments and do such further acts as the Administrative Agent may reasonably request in order to fully affect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in connection with the Facilities.

(b)           Upon receipt of an affidavit of an officer of the Administrative Agent or any Lender as to the loss, theft, destruction or mutilation of any Note or Collateral Document which is not of public record and, in the case of any such mutilation, upon the surrender and cancellation of such Note or Collateral Document, the Borrower will issue, in lieu thereof, a replacement Note or Collateral Document in the same principal amount thereof (in the case of any Note) and otherwise of like tenor.

Section 11.12       Jurisdiction, Etc.

(a)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY LENDER PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b)           EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 11.13       GOVERNING LAW.

THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS (OTHER THAN THE MORTGAGES WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION WHERE THE PROPERTY COVERED THEREBY IS LOCATED) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS OTHER THAN GENERAL OBLIGATIONS LAW SECTION 5-1401.

Section 11.14       WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND

THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15       Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender Party, regardless of any investigation made by the Administrative Agent or any Lender Party or on their behalf and notwithstanding that the Administrative Agent or any Lender Party may have had notice or knowledge of any Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding

Section 11.16       USA PATRIOT Act Notice.

Each Lender Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CANTEL MEDICAL CORP.,
as Borrower

By
Title:

By
Title:

BANK OF AMERICA, N.A.,
as Administrative Agent,

By
Title:

BANK OF AMERICA, N.A.,
as Issuing Bank,
as Swing Line Bank and as a Lender

By
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By
Title:

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By
Title: